Exhibit 10.7

EXECUTION COPY

REVOLVING

CREDIT AND GUARANTY AGREEMENT

dated as of May 2, 2005

among

NEWPAGE CORPORATION,

NEWPAGE HOLDING CORPORATION,

CERTAIN SUBSIDIARIES OF NEWPAGE CORPORATION,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and Co-Syndication
Agent,

UBS SECURITIES LLC,

as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent,

WACHOVIA CAPITAL MARKETS, LLC,

as Co-Syndication Agent,

BANK OF AMERICA, N.A.,

as Documentation Agent

and

JPMORGAN CHASE BANK

as Collateral Agent

$350,000,000 Senior Secured Revolving Loan Credit Facilities

TABLE OF CONTENTS

SECTION 1. DEFINITIONS AND INTERPRETATION
1.1. Definitions
1.2. Accounting Terms
1.3. Interpretation, etc.
SECTION 2. LOANS AND LETTERS OF CREDIT
2.1. [Reserved]
2.2. Revolving Loans
2.3. Swing Line Loans
2.4. Issuance of Letters of Credit and Purchase of Participations Therein
2.5. Pro Rata Shares; Availability of Funds
2.6. Use of Proceeds
2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes
2.8. Interest on Loans
2.9. Conversion/Continuation
2.10. Default Interest
2.11. Fees
2.12. [Reserved]
2.13. Voluntary Prepayments/Commitment Reductions
2.14. Mandatory Prepayments
2.15. Application of Prepayments
2.16. General Provisions Regarding Payments
2.17. Ratable Sharing
2.18. Making or Maintaining Eurodollar Rate Loans
2.19. Increased Costs; Capital Adequacy
2.20. Taxes; Withholding, etc.
2.21. Obligation to Mitigate
2.22. Defaulting Lenders
2.23. Removal or Replacement of a Lender
2.24. Determination of Borrowing Base
SECTION 3. CONDITIONS PRECEDENT
3.1. Closing Date
3.2. Conditions to Each Credit Extension
SECTION 4. REPRESENTATIONS AND WARRANTIES
4.1. Organization; Requisite Power and Authority; Qualification
4.2. Capital Stock and Ownership
4.3. Due Authorization
4.4. No Conflict

i

4.5. Governmental Consents
4.6. Binding Obligation
4.7. Historical Financial Statements
4.8. Projections
4.9. No Material Adverse Change
4.10. Wickliffe Paper Company
4.11. Adverse Proceedings, etc.
4.12. Payment of Taxes
4.13. Properties
4.14. Environmental Matters
4.15. No Defaults
4.16. Material Contracts
4.17. Governmental Regulation
4.18. Margin Stock
4.19. Employee Matters
4.20. Employee Benefit Plans
4.21. Certain Fees
4.22. Solvency
4.23. Related Agreements
4.24. Compliance with Statutes, etc.
4.25. Disclosure
4.26. Patriot Act
4.27. Location of Material Inventory
4.28. Accuracy of Borrowing Base
4.29. Post-Audit Asset Dispositions
4.30. Collateral Documents
4.31. NewPageHoldCo
4.32. Common Enterprise
SECTION 5. AFFIRMATIVE COVENANTS
5.1. Financial Statements and Other Reports
5.2. Existence
5.3. Payment of Taxes and Claims
5.4. Maintenance of Properties
5.5. Insurance
5.6. Maintaining Records; Access to Properties and Inspections
5.7. Lenders Meetings
5.8. Compliance with Laws
5.9. Environmental
5.10. Subsidiaries

5.11. [Reserved
5.12. Interest Rate Protection
5.13. Security Interests; Further Assurances
5.14. Miscellaneous Business Covenants
5.15. Information Regarding Collateral
5.16. Post-Closing Collateral Matters
5.17. Borrowing Base-Related Reports
SECTION 6. NEGATIVE COVENANTS
6.1. Indebtedness
6.2. Liens
6.3. Equitable Lien
6.4. No Further Negative Pledges
6.5. Restricted Junior Payments
6.6. Restrictions on Subsidiary Distributions
6.7. Investments
6.8. Financial Covenants
6.9. Fundamental Changes; Disposition of Assets; Acquisitions
6.10. Disposal of Subsidiary Interests
6.11. Sales and Lease-Backs
6.12. Transactions with Shareholders and Affiliates.
6.13. Conduct of Business
6.14. Permitted Activities of NewPageHoldCo
6.15. Amendments or Waivers of Certain Related Agreements
6.16. Amendments or Waivers of with respect to NewPageHoldCo PIK Note Documents or Senior Subordinated Notes Indebtedness
6.17. Fiscal Year
SECTION 7. GUARANTY
7.1. Guaranty of the Obligations
7.2. Contribution by Guarantors
7.3. Payment by Guarantors
7.4. Liability of Guarantors Absolute
7.5. Waivers by Guarantors
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.
7.7. Subordination of Other Obligations
7.8. Continuing Guaranty
7.9. Authority of Guarantors or NewPageCo
7.10. Financial Condition of NewPageCo
7.11. Bankruptcy, etc.
7.12. Discharge of Guaranty Upon Sale of Guarantor

SECTION 8. EVENTS OF DEFAULT
8.1. Events of Default
SECTION 9. COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS
9.1. Accounts and Account Collections
9.2. Inventory
SECTION 10. AGENTS
10.1. Appointment of Agents.
10.2. Powers and Duties
10.3. General Immunity
10.4. Agents Entitled to Act as Lender
10.5. Lenders’ Representations, Warranties and Acknowledgment
10.6. Right to Indemnity
10.7. Successor Administrative Agent and Swing Line Lender
10.8. Collateral Documents and Guaranty
10.9. Overadvances
10.10. Collateral Matters
10.11. Withholding Tax
SECTION 11. MISCELLANEOUS
11.1. Notices
11.2. Expenses
11.3. Indemnity
11.4. Set-Off
11.5. Amendments and Waivers
11.6. Successors and Assigns; Participations
11.7. Independence of Covenants
11.8. Survival of Representations, Warranties and Agreements
11.9. No Waiver; Remedies Cumulative
11.10. Marshalling; Payments Set Aside
11.11. Severability
11.12. Obligations Several; Independent Nature of Lenders’ Rights
11.13. Headings
11.14. APPLICABLE LAW
11.15. CONSENT TO JURISDICTION
11.16. WAIVER OF JURY TRIAL
11.17. Confidentiality
11.18. Usury Savings Clause
11.19. Counterparts
11.20. Effectiveness

11.21. Patriot Act
11.22. Electronic Execution of Assignments

v

APPENDICES:	A	Revolving Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(j)	Phase I Environmental Reports
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.14	Environmental Matters
	4.16	Material Contracts
	4.20	Employee Benefit Plans
	4.27	Locations of Material Inventory
	5.16	Post-Closing Collateral Matters
	6.1	Existing Indebtedness
	6.2	Existing Liens
	6.7	Existing Investments
	6.12	Existing Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement
	J	[Reserved]
	K	Landlord Waiver and Consent Agreement
	L	Intercreditor Agreement
	M	Borrowing Base Certificate
	N-1	Form of Perfection Certificate

N-2	Form of Perfection Certificate Supplement
O	Form of Access Grant and Easement Agreement

REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of May 2, 2005 is entered into by and among NEWPAGE CORPORATION, a Delaware corporation, as Borrower (“NewPageCo”), NEWPAGE HOLDING CORPORATION, a Delaware corporation (“NewPageHoldCo”), and CERTAIN SUBSIDIARIES OF NEWPAGECO, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, and as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), JPMORGAN CHASE BANK as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”), UBS SECURITIES LLC (“UBSS”), as Joint Lead Arranger, Joint Bookrunner, and as Co-Syndication Agent (in such capacity, “Co-Syndication Agent”), WACHOVIA CAPITAL MARKETS, LLC, as Co-Syndication Agent (in such Capacity, “Co-Syndication Agent”), and BANK OF AMERICA, N.A., as Documentation Agent.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to NewPageCo, in an aggregate principal amount not to exceed $350,000,000 of Revolving Loans, the proceeds of which will be used (i) to fund the Paper Business Acquisition, (ii) to pay related transaction costs, fees, commissions and expenses, (iii) to fund permitted capital expenditures and permitted acquisitions, (iv) to fund certain interest and commodities hedging arrangements, (v) to provide for the ongoing working capital requirements of the Paper Business, and (vi) for general corporate purposes of NewPageCo;

WHEREAS, NewPageCo has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of the Cash, deposit accounts, accounts receivable and inventory of NewPageCo; and

WHEREAS, Guarantors have agreed to guarantee the obligations of NewPageCo hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on all of the Cash, deposit accounts, accounts receivable and inventory of the Guarantors.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Access Grant and Easement Agreement” means a Real Property Access Grant and Easement Agreement substantially in the form of Exhibit O, as it may be amended, supplemented, or otherwise modified from time to time.

“Account Debtor” shall mean any Person who may become obligated to another Person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, in which such Person now or hereafter has rights.

“Activation Notice” as defined in Section 9.1(e).

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSCP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of NewPageHoldCo or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of NewPageHoldCo or any of its Subsidiaries, threatened in writing against NewPageHoldCo or any of its Subsidiaries or any property of NewPageHoldCo or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Co-Syndication Agents, Administrative Agent, and the Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Revolving Credit and Guaranty Agreement, dated as of May 2, 2005, as it may be amended, supplemented or otherwise modified from time to time.

“Allocation and Services Agreement” means the Allocation and Services Agreement dated as of April 30, 2005 between NewPageCo and TimberCo as it may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Applicable Margin’’ means (i) with respect to Revolving Loans that are Eurodollar Rate Loans, (a) from the Closing Date until the date of delivery of the Compliance Certificate and the financial statements for the period ending on the last day of the second full Fiscal Quarter ending after the Closing Date, an amount equal to 2.00% per annum, and (b) thereafter, a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Revolving Loans

>3.75:1.00	2.00%

<3.75:1.00 >2.75:1.00	1.75%

<2.75:1.00	1.50%

and (ii) with respect to Swing Line Loans and Revolving Loans that are Base Rate Loans, an amount equal to (a) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (i)(a) or (i)(b) above, as applicable, minus (b) 1.00% per annum.  Each change in the Applicable Margin shall become effective three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Total Leverage Ratio as at the end of the Fiscal Quarter to which such Compliance Certificate relates.  At any time NewPageCo has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin shall be determined for the period from the date such information was required to have been delivered under Section 5.1(d) until three Business Days after the actual delivery thereof as if the Total Leverage Ratio were in excess of 3.75:1.00 for such period.  Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than NewPageCo or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of NewPageHoldCo’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of NewPageHoldCo’ Subsidiaries, other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) leases or subleases of immaterial real property that is no longer used or useful in the business of NewPageHoldCo, NewPageCo or any of its Subsidiaries, (iii) dispositions, by means of trade-in, of equipment used in the ordinary course of business, so long as such equipment is replaced, substantially concurrently, by like-kind equipment, (iv) the use or transfer of Cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or other Credit Documents, (v) licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (vi) to the extent allowable under Section 1031 of the Internal Revenue Code, any exchange of like property for use in a business of NewPageCo and its Subsidiaries permitted by Section 6.13, (vii) any issuance of equity or other beneficial ownership interests by a Subsidiary of NewPageHoldCo to NewPageHoldCo or a Subsidiary of NewPageHoldCo so long as such interests are pledged to the Collateral Agent for the benefit of Lenders to the extent required by this Agreement or any other Credit Document, (viii) the creation of a Permitted Lien under Section 6.2, and (ix) sales of other assets for aggregate consideration of less than $500,000 with respect to any transaction and less than $1,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 11.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer, secretary, or other person expressly authorized by resolution or written consent to represent such entity in such capacity.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank and Lender.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership; (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof; and (iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.24, an amount equal to the sum of, without duplication:

(a)           the book value of Eligible Accounts of NewPageCo and the Borrowing Base Guarantors multiplied by the advance rate of 85%, plus

(b)           the lesser of (i) the Cost of Eligible Inventory of NewPageCo and the Borrowing Base Guarantors multiplied by the advance rate of 75%, or (ii) the Cost of Eligible Inventory of NewPageCo and the Borrowing Base Guarantors multiplied by the advance rate of 85% of the Net Recovery Cost Percentage, minus

(c)           effective immediately upon notification thereof to NewPageCo by the Collateral Agent, any Reserves established from time to time by the Collateral Agent in the exercise of its Permitted Discretion;

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Collateral Agent and the Administrative Agent with such adjustments as Administrative Agent and Collateral Agent deem appropriate in their Permitted Discretion to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an Officers’ Certificate from NewPageCo, substantially in the form of, and containing the information prescribed by, Exhibit M, delivered to the Administrative Agent and the Collateral Agent setting forth NewPageCo’s calculation of the Borrowing Base.

“Borrowing Base Guarantor” shall mean any Wholly-Owned Subsidiary of NewPageCo which may hereafter be approved by Administrative Agent and Collateral Agent in its Permitted Discretion and which (a) is organized in a State within the United States, (b) is currently able to prepare all collateral reports in a comparable manner to NewPageCo’s reporting procedures and (c) has executed and delivered to Collateral Agent such joinder agreements to guarantees, contribution and set-off agreements and other Collateral Documents as Collateral Agent has reasonably requested so long as Collateral Agent has received and approved, in its reasonable discretion, (i) a collateral audit and Inventory Appraisal conducted by an independent appraisal firm reasonably acceptable to Collateral Agent and (ii) all UCC search results necessary to confirm Collateral Agent’s first priority Lien on all of such Borrowing Base Guarantor’s personal Property, subject to Permitted Liens.  As of the Closing Date, the Borrowing Base Guarantors shall be (after giving effect to the contemplated name changes reflected in the Perfection Certificate) Chillicothe Paper, Inc., Escanaba Paper Company, Luke Paper Company, Rumford Paper Company, and Wickliffe Paper Company.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Dominion Trigger Event” shall mean the occurrence of any one of the following events:  (i) at any time after September 30, 2005, Excess Availability shall be less than $40.0 million for any period of ten (10) consecutive Business Days or (ii) an Event of Default shall occur and be continuing; provided, that, to the extent that the Cash Dominion Trigger Event has occurred due to clause (i) of this definition, if Excess Availability shall be equal to or greater than $40.0 million for at least sixty (60) consecutive days, the Cash Dominion Trigger Event shall be deemed to be over.  At any time that a Cash Dominion Trigger Event shall be deemed to be over or otherwise cease to exist, the Agents shall take such actions, including delivering such notices and directions to depositary institutions at which Blocked Accounts are established, to terminate the cash sweeps and other transfers existing pursuant to Section 9.01(e) as a result of any Activation Notice or other notices or directions given by any Agent during the existence of such Cash Dominion Trigger Event.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from S&P or Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $250,000,000, and (c) having one of the two highest ratings obtainable from S&P or Moody’s when acquired; and (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above.

“Cash Management Intercreditor Agreement” means that certain Cash Management Intercreditor Agreement dated as of the Closing Date by and among the Collateral Agent, the Collateral Trustee and the Collateral Agent under the TimberCo Credit Agreement, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Casualty Event” shall mean, with respect to any Property (including any Real Estate Asset) of any Person, any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Estate Asset of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate Asset of any Person or any part thereof by any Governmental Authority, civil or military.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 51% (or after an IPO 35%) on a fully diluted basis of the economic and voting interests in the Capital Stock of NewPageHoldCo; (ii) after an IPO any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership on a fully diluted basis of the voting and/or economic interest in the Capital Stock of NewPageHoldCo equal to or in excess of any such interest held by the Permitted Holders or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of NewPageHoldCo; (iii) NewPageHoldCo shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of NewPageCo; (iv) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of NewPageHoldCo or NewPageCo cease to be occupied by Persons who either (a) were members of the board of directors of NewPageHoldCo or NewPageCo, as applicable, on the Closing Date or (b) were nominated for election by the board of directors of NewPageHoldCo or NewPageCo, as applicable, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors ; or (v) any “change of control” or similar event under the NewPageHoldCo PIK Note Documents, NewPageCo First Lien Term Loan Documents, Senior

Secured Floating Rate Note Documents, the Senior Secured Fixed Rate Note Documents or the Senior Subordinated Note Documents shall occur.

“Closing Date” means May 2, 2005.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgage Property” has the meaning ascribed to such term in the NewPageCo First Lien Term Loan Agreement.

“Co-Syndication Agent” as defined in the preamble hereto.

“Coated and Carbonless Papers Group” means the entities and businesses acquired in the Paper Business Acquisition.

“Collateral” means, collectively, all of the property in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means (a) the Pledge and Security Agreement, the Intercreditor Agreement, the Cash Management Intercreditor Agreement, the Landlord Personal Property Collateral Access Agreements, if any, and the Perfection Certificate and (b) all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Trust Agreement” means that certain Collateral Trust Agreement dated as of May 2, 2005 by and among the Collateral Trustee, the Senior Secured Floating Rate Notes Trustee, the Senior Secured Fixed Rate Notes Trustee, the NewPageCo First Lien Loan Agreement Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means The Bank of New York, its successors and assigns as Collateral Trustee pursuant to the Collateral Trust Agreement.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the account of NewPageCo on behalf of NewPageCo or any Borrowing Base Guarantor or any of their respective Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of materials, goods or services by

NewPageCo or any Borrowing Base Guarantor or any of their respective Subsidiaries in the ordinary course of their businesses.

“Commodities Hedge Agreement” means that certain confirmation with respect to Contract Reference Number 875787959 1 1 dated as of April 6, 2005 between Sponsor and J. Aron & Company, and assigned to NewPageCo on the Closing Date, together with the Guaranty of Goldman Sachs & Co. and any related ISDA Master Agreement, as such confirmation or agreement may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of NewPageHoldCo and its Subsidiaries on a consolidated basis for such period plus, without duplication (including without duplication of any amounts previously adjusted for in determining Consolidated Net Income or Net Income):

(1)           an amount equal to any extraordinary loss plus any net loss realized by NewPageHoldCo or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)           provision for taxes based on income or profits of NewPageHoldCo and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)           the Consolidated Interest Expense of NewPageHoldCo and its Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of NewPageHoldCo and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)           nonrecurring costs, charges or expenses made or incurred in connection with any Permitted Acquisition or any production continuation, remediation, relocation, severance and benefits continuation costs in connection with plant closings, in each case, to the extent deducted in computing such Consolidated Net Income and not to exceed $50,000,000 in the aggregate from and after the Closing Date; minus

(6)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that for each Fiscal Quarter during 2004 and for the first Fiscal Quarter of 2005, the Consolidated Adjusted EBITDA of NewPageCo will be deemed to be $85.0 million and for the portion of the second Fiscal Quarter of 2005 occurring prior to the Closing Date the Consolidated Adjusted EBITDA of NewPageCo will be deemed to be the Consolidated Adjusted EBITDA of the Paper Business for such portion of such Fiscal Quarter.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of NewPageHoldCo and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of NewPageHoldCo and its Subsidiaries; provided, that “Consolidated Capital Expenditures” shall not include any expenditures (i) for replacements and substitutions for capital assets, to the extent made with proceeds of insurance in accordance with Section 5.5, (ii) made as part of a Permitted Acquisition, or (iii) for replacements and substitutions for capital assets to the extent made with the proceeds of assets sold, exchanged or otherwise disposed in accordance with, and permitted by Section 6.9(b) and (c).

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash; provided that for each Fiscal Quarter during 2004 and for the first Fiscal Quarter of 2005, the Consolidated Cash Interest Expense of NewPageCo will be deemed to be $34.5 million and for the portion of the second Fiscal Quarter of 2005 occurring prior to the Closing Date the Consolidated Cash Interest Expense will be deemed to be $11.5 million

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for NewPageHoldCo and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures (other than the portion of such Consolidated Capital Expenditures during such period financed with Indebtedness permitted by Section 6.1(j)), and (iv) the portion of taxes based on income actually paid in cash and provisions for cash income taxes; provided in calculating Consolidated Fixed Charges for any four Fiscal Quarter period that includes a Fiscal Quarter or portion thereof occurring prior to the Closing Date, other than with respect to Consolidated Cash Interest Expense which shall be calculated as set forth in the definition thereof, all other amounts described in clauses (ii), (iii) and (iv) above shall be calculated by annualizing the actual amounts thereof calculated from the Closing Date through the end of the applicable Fiscal Quarter as of which such calculation is being made.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of NewPageHoldCo and its Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (excluding any such non-cash interest payments on the NewPageHoldCo PIK Notes), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Leases, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Interest Rate Agreements; plus

 (2)          the consolidated interest expense of NewPageHoldCo and its Subsidiaries that was capitalized during such period, whether paid or accrued; plus

 (3)          any interest on Indebtedness of another Person that is guaranteed by NewPageHoldCo or one of its Subsidiaries or secured by a Lien on assets of NewPageHoldCo or one of its Subsidiaries, whether or not such guarantee or Lien is called upon;

 in each case, determined on a consolidated basis in accordance with GAAP; provided that for each Fiscal Quarter during 2004 and for the first Fiscal Quarter of 2005, the Consolidated Interest Expense of NewPageCo will be deemed to be $34.5 million and for the portion of the second Fiscal Quarter of 2005 occurring prior to the Closing Date the Consolidated Interest Expense will be deemed to be $11.5 million.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of NewPageHoldCo and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that (and without duplication of any adjustments made in determining Net Income):

(1)           the Net Income (but not loss) of any Person that is not a Subsidiary of NewPageHoldCo or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified NewPageCo or one of its Subsidiaries;

(2)           the Net Income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of NewPageHoldCo or is merged into or consolidated with NewPageHoldCo or any of its Subsidiaries or that Person’s assets are acquired by NewPageHoldCo or any of its Subsidiaries will be excluded;

(3)           the Net Income of any Subsidiary of NewPageCo will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

 (4)          all goodwill impairment charges will be excluded;

(5)           non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of NewPageCo and its Subsidiaries will be excluded; and

(6)           transaction costs and restructuring charges incurred in connection with the Paper Business Acquisition, in an aggregate amount not to exceed $20.0 million, will be excluded.

“Consolidated Senior Debt” means, as at any date of determination, Consolidated Total Debt less Senior Subordinated Notes Indebtedness and other Indebtedness of NewPageHoldCo and its Subsidiaries subordinated to the Obligations on terms satisfactory to, and which Indebtedness contains other terms, tenor and covenants satisfactory to the Administrative Agent, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of NewPageHoldCo and its Subsidiaries determined on a consolidated basis in accordance with GAAP, exclusive of the NewPageHoldco PIK Notes.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Cost” shall mean, as determined by Collateral Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on first-in a first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to NewPageCo or the Borrowing Base Guarantors (provided that this clause shall not apply to pulpwood purchased from TimberCo in accordance with the Fiber Supply Agreements) or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Collateral Agent in its reasonable discretion.

“Co-Syndication Agent” as defined in the preamble hereto.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of (a) this Agreement, the Notes, if any, the Collateral Documents, and the Letters of Credit, and (b) all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the making of a Loan or the issuance of a Letter of Credit.

“Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with NewPageHoldCo’ and its Subsidiaries’ business and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates:  (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to NewPageCo and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which NewPageCo, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.22.

“Defaulting Lender” as defined in Section 2.22.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.24(a).

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of

NewPageHoldCo or Sponsor other than a Sponsor Affiliated Lender shall be an Eligible Assignee.

“Eligible Inventory” shall mean, subject to adjustment as set forth in Section 2.24(b), items of Inventory of NewPageCo and a Borrowing Base Guarantor.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other written order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release or threatened Release of Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally enforceable requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to NewPageHoldCo or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of NewPageHoldCo or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of NewPageHoldCo or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of NewPageHoldCo or such Subsidiary and with respect to liabilities arising after such period for which NewPageHoldCo or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to NewPageHoldCo, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” shall mean (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base on the date of determination less (b) the Total Utilization of Revolving Credit Commitments less (c) in the Collateral Agent’s reasonable credit judgment, the aggregate amount of all the outstanding and unpaid trade payables and other obligations of NewPageCo or any Borrowing Base Guarantor which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination less (d) in the Collateral Agent’s reasonable credit judgment, the amount of checks issued by NewPageCo or any Borrowing Base Guarantor to pay trade payables and other obligations which are not paid within 60 days past the due date according to their original terms of sale, in each case as of such date of determination, but which checks either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Indebtedness” means all Indebtedness of the Coated and Carbonless Papers Group as in existence immediately prior to the Paper Business Acquisition.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by NewPageHoldCo or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the

Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fiber Supply Agreements” shall mean those certain Fiber Supply Agreements, dated as of May 2, 2005, between TimberCo and certain Subsidiaries of NewPageHoldCo, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of NewPageHoldCo that such financial statements fairly present, in all material respects, the financial condition of NewPageHoldCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than Permitted Collateral Liens.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of NewPageHoldCo and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter Period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter Period.

“Foreign Cash Equivalents” means the foreign equivalent of Cash and Cash Equivalents described in clauses (i), (ii) and (iv) of the definition of Cash Equivalents in respect of each country that is a member of the Organization for Economic Development.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.22.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of NewPageHoldCo and each Domestic Subsidiary of NewPageHoldCo (other than NewPageCo).  As of the Closing Date, in addition to the Borrowing Base Guarantors, such Subsidiary Guarantors shall include NewPage Energy Services LLC, Upland Resources Inc., Rumford Cogeneration Inc. and Rumford Falls Power Company.

“Guarantor Subsidiary” means each Guarantor other than NewPageHoldCo.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the environment.

“Hazardous Materials Activity” means any activity involving the use, storage, Release, threatened Release, generation, transportation, processing, treatment, disposal, disposition or handling of any Hazardous Materials, including any Remedial Action.

“Hedge Agreement” means, excluding the Commodities Hedge Agreement, (i) an Interest Rate Agreement or a Currency Agreement entered into in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of NewPageCo’s or any of its Subsidiaries’ businesses or (ii) commodity futures contract, forward contract, option to purchase or sell a commodity, or option, warrant or other right with respect to a commodity futures contract or other similar agreement or arrangement entered into for the purpose of hedging the risk of fluctuations in commodities prices associated with the businesses of NewPageCo and its Subsidiaries and not for speculative purposes.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender from time to time in effect.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of the Coated and Carbonless Papers Group for the 11-month period ended December 31, 2002 and the Fiscal Years ended December 31, 2003 and December 31, 2004, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of the Coated and Carbonless Papers Group as at the most recently ended Fiscal Quarter of the then-current Fiscal Year for which such statements are available, if any, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of NewPageCo that they fairly present, in all material respects, the financial condition of the Coated and Carbonless Papers Group as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof including any earn out or similar obligation payable more than six months after the date of any Permitted Acquisition or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.8.  For purposes of this definition, (A) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (B) the amount of any Indebtedness described in clause (iv) above for which recourse is limited to certain property of such Person shall be the lower of the amount of the obligation and fair market value of the property securing such obligation, and (C) the principal amount of the Indebtedness under any Hedge Agreement at any time shall be equal to the amount payable as a result of the termination of such Hedge Agreement at such time. Notwithstanding the foregoing, in connection with the purchase by NewPageCo or any of its Subsidiaries of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, in each case other than Taxes, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of NewPageHoldCo or any of its Subsidiaries.

“Indemnitee” as defined in Section 11.3.

“Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit L, dated as of the date hereof, among NewPageCo, the Guarantors, Collateral Agent and the Collateral Trustee, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each April 1, July 1, October 1 and January 1 of each year, commencing on the first date to occur after the Closing Date and through the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by NewPageCo in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with NewPageHoldCo’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect on the date hereof in the State of New York, wherever located, in which any Person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Closing Date, the appraisal prepared by Hilco Appraisal Services LLC dated February 28, 2005 and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 5.17(g) hereof and satisfactory to the Collateral Agent.

“Investment” means (i) any direct or indirect purchase or other acquisition by NewPageHoldCo or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than NewPageCo or a Guarantor Subsidiary); (ii) any direct or indirect purchase or other acquisition for value, by any Subsidiary of NewPageHoldCo from any Person (other than NewPageHoldCo, NewPageCo or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to officers and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by NewPageHoldCo or any of its Subsidiaries to any other Person (other than NewPageHoldCo, NewPageCo or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IPO” means a bona fide underwritten initial public offering of Capital Stock of NewPageHoldCo (or the direct or indirect parent of NewPageHoldCo) pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission resulting in total gross proceeds received by NewPageHoldCo, its direct or indirect parent or any holder of the Capital Stock of NewPageHoldCo or such parent of at least $150,000,000.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means JP Morgan Chase Bank, N.A. as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joint-Lead Arranger” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of NewPageCo pursuant to Section 2.4.

“Letter of Credit Sublimit” means the lesser of (i) $75,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of NewPageCo.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Revolving Loan or a Swing Line Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or financial condition of NewPageHoldCo and its Subsidiaries taken as a whole, and, prior to the Closing Date, NewPageHoldCo, its Subsidiaries and the Paper Business taken as a whole; (ii) the ability of the Credit Parties taken as a whole to fully and timely perform the Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a material Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any material Credit Document.

“Material Contract” means any contract or other written agreement to which NewPageHoldCo or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“MeadWestvaco” means MeadWestvaco Corporation, a Delaware corporation.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of NewPageHoldCo and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate; provided, that such narrative report may be in the form of a management’s discussion and analysis of financial condition and results of operations customarily included in filings made with the Securities and Exchange Commission.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by NewPageHoldCo or any of its Subsidiaries from such Asset Sale (net of purchase price adjustments reasonably expected to be payable in connection therewith; provided that to the extent such purchase price adjustment is determined to be not payable or is otherwise not paid within 180 days of such Asset Sale (other than as a result of a dispute with respect to such purchase price adjustment which is subject to a resolution procedure set forth in the applicable transaction documents), such proceeds shall constitute Net Asset Sale Proceeds), minus (ii) any bona fide costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any transfer, documentary or other taxes payable by seller in connection therewith, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser or the seller’s retained liabilities in respect of such Asset Sale undertaken by NewPageHoldCo or any of its Subsidiaries in connection with such Asset Sale including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale, and (d) brokerage fees, accountants’ fees, investment banking fees, legal fees, costs and expenses, survey costs, title insurance premiums and other customary fees, costs and expenses actually incurred in connection with such Asset Sale.

“Net Income” means the net income (loss) of NewPageHoldCo and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, without duplication:

(1)           any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the dollar thresholds provided in the definition thereof); or (b) the disposition of any securities by NewPageHoldCo or any its Subsidiaries or the extinguishment of any Indebtedness of NewPageHoldCo or any of its Subsidiaries;

(2)           any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss); and

(3)           any unrealized non-cash gains or losses in respect of Hedging Agreements (including those resulting from the application of FAS 133), to the extent that such gains or losses are deducted in computing Net Income.

“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Collateral Agent in accordance with Section 5.17, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the Cost of the aggregate amount of the Inventory subject to such Inventory Appraisal.

“NewPageCo” as defined in the preamble hereto.

“NewPageCo First Lien Term Loan Agreement” means that certain Term Loan A Credit and Guaranty Agreement dated as of the date hereof among NewPageCo, as borrower, the Guarantors, the lenders party thereto, GSCP as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, and Administrative Agent, as amended, restated, replaced, supplemented or modified from time to time in accordance with the provision of Section 6.15 hereof and the Intercreditor Agreement.

“NewPageCo First Lien Term Loan Agreement Administrative Agent” means GSPC in its capacity as Administrative Agent under the NewPageCo First Lien Term Loan Agreement, and its successors and assigns.

“NewPageCo First Lien Term Loan Documents” means the NewPageCo First Lien Term Loan Agreement, the notes issues pursuant thereto and each other document executed in connection therewith, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.1, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“NewPageHoldCo” as defined in the preamble hereto.

“NewPageHoldCo PIK Note Documents” means the NewPageHoldCo PIK Note Indenture, the NewPageHoldCo PIK Notes and each other document executed in connection therewith, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.1, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“NewPageHoldcoCo PIK Note Indenture means that certain Indenture dated as of the date hereof pursuant to which the NewPageHoldCo PIK Notes are issued.

“NewPageHoldCo PIK Notes” means the notes issued pursuant to the NewPageHoldCo PIK Indenture Note in the aggregate principal amount of not less than $125,000,000 and any promissory notes issued in respect of any refinancing or replacement of such NewPageHoldCo PIK Notes in a transaction permitted under Section 6.1, in each case as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

“NewPageHoldCo PIK Notes Indebtedness” means the obligations of NewPageHoldCo pursuant to the NewPageHoldCo PIK Note Documents.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-US Lender” as defined in Section 2.20(c).

“Note” means a Revolving Loan Note or a Swing Line Note.

“ Notes Offering Memorandum” shall mean that certain Offering Memorandum dated as of April 22, 2005, relating to the issuance of the Senior Secured Fixed Rate Notes, Senior Secured Floating Rate Notes and the Senior Subordinated Notes.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means (i) all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and (ii) the due and punctual payment and performance of all obligations (not to exceed $1,500,000 in the aggregate for all such obligations) in respect of any purchasing card or similar program owed to any Lender, any Affiliate of any Lender, the Administrative Agent or the Collateral Agent.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, or, as the case may be, its memorandum and articles, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (v) with respect to any other Person, comparable instruments and documents.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Paper Business” means the businesses of the Coated and Carbonless Papers Group.

“Paper Business Acquisition” means the consummation of the acquisition of the Coated and Carbonless Papers Group and the other transactions contemplated by the Purchase Agreement, except the purchase of the Timber Business.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit N-1 or any other form approved by the Collateral Agent, as it shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit N-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any acquisition by NewPageCo or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i)            immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)           all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)          in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of NewPageCo in connection with such acquisition shall be owned 100% by NewPageCo or a Guarantor Subsidiary thereof, and NewPageCo shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of NewPageCo, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv)          NewPageHoldCo and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(f));

(v)           NewPageCo shall have delivered to Administrative Agent (A) at least 10 Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;

(vi)          any Person or assets or division as acquired in accordance herewith shall be engaged solely in a Permitted Business;

(vii)         such Permitted Acquisition shall be consensual and shall have been approved by the Board of Directors of the Person being acquired.

“Permitted Business” means any business engaged in by the Coated and Carbonless Papers Group on the date the Paper Business Acquisition is consummated and any business or other activities that are reasonably similar, or related to, the business in which the Coated and Carbonless Papers Group is engaged on such date.

“Permitted Collateral Liens” means the Liens described in clauses (a), (b), (c), (d) with respect to Liens on cash and cash deposits only, (g), (i), (k), (n) and (p) of Section 6.2.

“Permitted Cure Securities” means equity Securities of NewPageHoldCo having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six (6) months after the final maturity date of the Senior Subordinated Notes and upon which all dividends or distributions, at the election of NewPageHoldCo, may be payable in additional shares of such Security.

“Permitted Discretion” shall mean the Administrative Agent’s and Collateral Agent’s judgment exercised in good faith based upon its consideration of any factor which the Administrative Agent or Collateral Agent believes in good faith:  (a) will or could adversely affect the value of any Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Collateral Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Agents, by or on behalf of, NewPageCo is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving NewPageCo or any of its Subsidiaries or any of the Collateral; or (d) creates or reasonably could be expected to create a Default or Event of Default.  In exercising such judgment, the Administrative Agent and Collateral Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following:  (i) changes in collection history and dilution with respect to the Accounts, (ii) changes in demand for, and pricing of, Inventory, (iii) changes in any concentration of risk with respect to the Accounts and Inventory, (iv) changes in turnover statistics with respect to Inventory and/or Accounts, including actual versus historical and projected, and (v) any other factors that change the credit risk of lending to NewPageCo on the security of the Accounts and Inventory. The burden of establishing lack of good faith hereunder shall be on NewPageCo.

“Permitted Holders” means Sponsor and any of its affiliated investment funds or managed accounts which are managed or advised by Sponsor or an Affiliate of Sponsor in the ordinary course of business and pursuant to written agreements.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report’’ means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments, E 1527-00 or, if reasonably requested by the Administrative Agent, USEPA’s currently applicable standards for “All Appropriate Inquiry”, and (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder by one or more environmental consulting firms reasonably satisfactory to Administrative Agent.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by NewPageCo and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Portfolio Company Account” means an Account of NewPageCo or any Borrowing Base Guarantor owing by an Affiliate of NewPageCo or such Borrowing Base Guarantor (i) that contains arms-length terms and arises in the ordinary course of business of NewPageCo or such Borrowing Base Guarantor and such Affiliate and (ii) the Account Debtor with respect thereto is an Affiliate of NewPageCo or such Borrowing Base Guarantor solely as a result of the Sponsor’s common ownership or the existence of common directors with NewPageCo or such Borrowing Base Guarantor and such Account Debtor.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to NewPageCo and each Lender.

“Projections” as defined in Section 4.8.

“Property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including, without limitation, all Real Estate Assets.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.

“Purchase Agreement” means that certain Equity and Asset Purchase Agreement dated as of January 14, 2005 among MeadWestvaco, and TimberCo as it may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.

“Refunded Swing Line Loans” as defined in Section 2.3(b) (iv).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“Related Agreements” means, collectively, the NewPageHoldCo PIK Note Documents, the NewPageCo First Lien Term Loan Documents, the Senior Secured Fixed Rate Note Documents, the Senior Secured Floating Rate Note Documents, the Senior Subordinated Note Documents, the Commodities Hedge Agreement, the Fiber Supply Agreements, the Allocation and Services Agreement, the Transition Services Agreement, and the Purchase Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et. seq.

“Replacement Lender” as defined in Section 2.23.

“Required Prepayment Date” as defined in Section 2.15(c).

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders that are not Sponsor Affiliated Lenders.

 “Reserves” shall mean reserves established against the Borrowing Base that the Collateral Agent may, in its Permitted Discretion, establish from time to time.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of NewPageHoldCo or NewPageCo now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of NewPageHoldCo or NewPageCo now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of NewPageHoldCo or NewPageCo now or hereafter outstanding; (iv) management or similar fees payable to Sponsor or any of its Affiliates; or (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the NewPageHoldCo PIK Notes (other than payments of interest solely with the issuance of additional notes as permitted by the NewPageHoldCo PIK Note Documents), the NewPageCo First Lien Term Loan Agreement, any Senior Secured Floating Rate Notes, the Senior Secured Fixed Rate Notes or the Senior Subordinated Notes.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $350,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the fifth anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) or 2.14, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to NewPageCo pursuant to Section 2.2(a) and/or 2.22.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Rumford JV Interests” means the Capital Stock of Rumford Cogeneration Company LP not owned as of the date of this Agreement, directly or indirectly, by a Subsidiary of NewPageCo.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Second Lien Financing Collateral” means all property and assets of the Credit Parties other than the Revolving Credit Collateral (as defined in the Intercreditor Agreement).

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Senior Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Senior Officer” means the President, Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of NewPageCo.

“Senior Secured Fixed Rate Notes” means the 10% Senior Secured Fixed Rate Notes Due 2012 of NewPageCo in the aggregate principal amount of not less than $350,000,000 and issued pursuant to the Senior Secured Fixed Rate Notes Indenture, and any registered notes issued by NewPageCo in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, and any promissory notes issued in respect of any refinancing or replacement of such Senior Secured Fixed Rate Notes in a transaction permitted under Section 6.1, in each case as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

“Senior Secured Fixed Rate Notes Documents” means the Senior Secured Fixed Rate Notes Indenture, the Senior Secured Fixed Rate Notes and each other document executed in connection with the Notes.

“Senior Secured Fixed Rate Notes Indebtedness” means the obligations of NewPageCo pursuant to the Senior Secured Fixed Rate Note Documents.

“Senior Secured Fixed Rate Notes Indenture” means that certain Indenture, dated May 2, 2005, pursuant to which the Senior Secured Fixed Rate Notes are issued.

“Senior Secured Fixed Rate Notes Trustee” means HSBC Bank USA, N.A., as trustee under the Senior Secured Fixed Rate Notes Indenture, and its successors and assigns.

“Senior Secured Floating Rate Notes” means the Senior Secured Floating Rate Notes Due 2012 of NewPageCo in the aggregate principal amount of not less than $225,000,000 and issued pursuant to the Senior Secured Floating Rate Notes Indenture, and any registered notes issued by NewPageCo in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, and any promissory notes issued in respect of any refinancing or replacement of such Senior Secured Floating Rate Notes in a transaction permitted under Section 6.1, in each case as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

“Senior Secured Floating Rate Notes Documents” means the Senior Secured Floating Rate Notes Indenture, the Senior Secured Floating Rate Notes and each other document executed in connection with the Notes, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.1, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Floating Rate Notes Indebtedness” means the obligations of NewPageCo pursuant to the Senior Secured Notes Documents.

“Senior Secured Floating Rate Notes Indenture” means that certain Indenture, dated May 2, 2005, pursuant to which the Senior Secured Floating Rate Notes are issued.

“Senior Secured Floating Rate Notes Trustee” means HSBC Bank USA, N.A., as trustee under the Senior Secured Floating Rate Notes Indenture, and its successors and assigns.

“Senior Subordinated Notes” means the 12% Senior Subordinated Notes Due 2013 of NewPageCo in the aggregate principal amount of not less than $200,000,000 and issued pursuant to the Senior Subordinated Notes Indenture, and any registered notes issued by NewPageCo in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, and any subordinated promissory notes issued in respect of any refinancing or replacement of such Senior Subordinated Notes in a transaction permitted under Section 6.1, in each case as such notes may thereafter be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.16.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes Indenture, the Senior Subordinated Notes and each other document executed in connection with the Notes.

“Senior Subordinated Notes Indebtedness” means the obligations of NewPageCo pursuant to the Senior Subordinated Notes Documents.

“Senior Subordinated Notes Indenture” means that certain Indenture, dated May 2, 2005, pursuant to which the Senior Subordinated Notes are issued.

“Significant Subsidiary” means any Subsidiary of NewPageHoldCo that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided, however, at all times NewPageCo shall be deemed to be a “Significant Subsidiary”.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of NewPageHoldCo substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Sponsor” means Cerberus Capital Management, L.P.

“Sponsor Affiliated Lender” means investment funds or managed accounts with respect to which Sponsor or an Affiliate of Sponsor is an advisor or manager in the ordinary course of business and pursuant to written agreements provided such Person executes a waiver in form and substance reasonably satisfactory to Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliate of NewPageCo, NewPageHoldCo or Sponsor, and except as provided under Section 11.5(e), (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or

Lender or (v) make or bring any claim, in its capacity as Lender, against the Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of NewPageCo or any Borrowing Base Guarantor of its Subsidiaries, (b) the obligations of third-party insurers of NewPageCo or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of NewPageCo, Borrowing Base Guarantor or any of its Subsidiaries if required by law or governmental rule or regulation or in accordance with custom and practice in the industry or (d) such other obligations as the Issuing Bank and the Administrative Agent shall approve in their reasonable judgment.

“Subject Transaction” as defined in Section 6.8(f).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supermajority Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 66 2/3% of the aggregate Revolving Exposure of all Lenders that are not Sponsor Affiliated Lenders.

“Swing Line Lender” means Goldman Sachs Credit Partners L.P. in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by Swing Line Lender to NewPageCo pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $15,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Tax” means any present or future tax, levy, impost, duty or similar assessment, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Terminated Lender” as defined in Section 2.23.

“Timber Business” means the ownership, operation, maintenance, and harvesting of the Timberlands (as defined in the Purchase Agreement) and the use or sale of products derived therefrom, which is being acquired by TimberCo pursuant to the Purchase Agreement.

“Timber Business Acquisition” means the consummation of the acquisition of the Timber Business and the related transactions contemplated by the Purchase Agreement except the purchase of the Paper Business.

“TimberCo” means Escanaba Timber LLC, a Delaware limited liability company.

“TimberCo Credit Agreement” means that certain Term Loan Credit and Guaranty Agreement dated as of the date hereof providing for term loans in an aggregate amount equal to $235,000,000 among TimberCo, as borrower, the guarantors thereunder, the lenders party thereto, GSCP as Joint Lead Arranger, Joint Bookrunner, Co-Syndication Agent, and Administrative Agent and General Electric Capital Corporation as Collateral Agent, as amended, restated, replaced, supplemented or modified from time to time in accordance with the provision of Section 6.15 hereof.

“Title Policy” as defined in Section 3.1(i).

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transaction Costs” means the fees, costs and expenses payable by NewPageHoldCo, NewPageCo or any of NewPageCo’s Subsidiaries on or before the Closing Date (or within a reasonable period of time after the Closing Date) in connection with the transactions contemplated by the Credit Documents and the Related Agreements which Transaction Costs shall not exceed $154,000,000.

“Transition Services Agreement” means (i) the Transition Services Agreement between MeadWestvaco Corporation and NewPageCo, (ii) the Information Technology Transition Services Agreement between MeadWestvaco Corporation and NewPageCo, (iii) the Human Resources Transition Services Agreement between MeadWestvaco Corporation and NewPageCo, (iv) the Wickliffe Services Agreement between MeadWestvaco Corporation and NewPageCo, (v) the Chillicothe Services Agreement between MeadWestvaco Corporation and Chillicothe Paper, Inc., and (vi) the Lease and Services Agreement between MeadWestvaco Corporation and Chillicothe Paper, Inc, each dated as of April 30, 2005, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Type of Loan” means (i) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to NewPageCo in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person own 100% of the Capital Stock of such partnership, association, joint venture, limited liability company or other entity at such time.  Unless otherwise set forth herein, reference in this Agreement to “Wholly Owned Subsidiary” shall mean NewPageCo’s direct and indirect Wholly Owned Subsidiaries.

1.2.   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by NewPageHoldCo to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial statements.  In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then NewPageHoldCo and Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating NewPageHoldCo’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the appropriate Credit Parties and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.

1.3.   Interpretation, etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2.   LOANS AND LETTERS OF CREDIT

2.1.   [Reserved].

2.2.   Revolving Loans.

(a)   Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving

Loans to NewPageCo in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) the Revolving Commitments then in effect and (ii) the Borrowing Base then in effect.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full on the Revolving Commitment Termination Date.  Notwithstanding anything herein to the contrary, the aggregate amount of Revolving Loans made on the Closing Date shall not exceed $176,000,000.

(b)   Borrowing Mechanics for Revolving Loans.

(i)   Except pursuant to 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   Whenever NewPageCo desires that Lenders make Revolving Loans, NewPageCo shall deliver to Administrative Agent a fully executed Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and NewPageCo shall be bound to make a borrowing in accordance therewith.

(iii)   Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from NewPageCo.

(iv)   Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to NewPageCo on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of NewPageCo at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by NewPageCo.

2.3.   Swing Line Loans.

(a)   Swing Line Loans Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to NewPageCo in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) the Revolving Commitments then in effect and (ii) the Borrowing Base then in effect.  Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full on the Revolving Commitment Termination Date.

(b)   Borrowing Mechanics for Swing Line Loans.

(i)   Swing Line Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)   Whenever NewPageCo desires that Swing Line Lender make a Swing Line Loan, NewPageCo shall deliver to Administrative Agent a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(iii)   Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to NewPageCo on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of NewPageCo at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by NewPageCo.

(iv)   With respect to any Swing Line Loans which have not been voluntarily prepaid by NewPageCo pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion (but no less frequently than weekly), deliver to Administrative Agent (with a copy to NewPageCo), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by NewPageCo) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to NewPageCo on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to NewPageCo) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to NewPageCo, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to NewPageCo and shall be due under the Revolving Loan Note issued by NewPageCo to Swing Line Lender.  NewPageCo hereby authorizes Administrative Agent and Swing Line Lender to charge NewPageCo’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of NewPageCo from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)   If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business

Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)   Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and NewPageCo to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

2.4.   Issuance of Letters of Credit and Purchase of Participations Therein.

(a)   Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of NewPageCo in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $ 100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (1) the Revolving Commitments then in effect and (2) the Borrowing Base then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any Standby Letter of Credit have an expiration date later than the earlier of (1) the scheduled Revolving Commitment Termination Date set forth in clause (i) of the definition of “Revolving Commitment Termination Date” and (2) the date which is one year from the date of issuance of such Standby Letter of Credit; and (vi) in no event shall any Commercial Letter of Credit (x) have an expiration date later than the earlier of (1) the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (y) be issued if such Commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion.  Subject to the foregoing, Issuing Bank may agree that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and NewPageCo to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b)   Notice of Issuance.  Whenever NewPageCo desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).  In the event there shall be any conflict between the terms contained in any Issuance Notice and this Agreement, the terms of this Agreement shall govern.

(c)   Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between NewPageCo and Issuing Bank, NewPageCo assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully (so long as such beneficiary has complied substantially) with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to NewPageCo.  Notwithstanding anything to the contrary contained in this Section 2.4(c), NewPageCo shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence, willful misconduct or bad faith of Issuing Bank.

(d)   Reimbursement by NewPageCo of Amounts Drawn or Paid Under Letters of Credit.  In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify NewPageCo and Administrative Agent, and NewPageCo shall reimburse Issuing Bank on the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless NewPageCo shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that NewPageCo intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, NewPageCo shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, NewPageCo shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and NewPageCo shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e)   Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that NewPageCo shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank.  In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the

Base Rate.  Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, willful misconduct or bad faith on the part of Issuing Bank.  In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from NewPageCo in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)   Obligations Absolute.  The obligation of NewPageCo to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which NewPageCo or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against NewPageCo, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between NewPageCo or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of NewPageHoldCo or any of its Subsidiaries; (vi) any breach hereof or of any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, with respect to such obligations to such Issuing Bank, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence, willful misconduct or bad faith of Issuing Bank under the circumstances in question.

(g)   Indemnification. Without duplication of any obligation of NewPageCo under Section 11.2 or 11.3, in addition to amounts payable as provided herein, NewPageCo hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence, willful misconduct or bad faith of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.5.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to NewPageCo a corresponding amount on such Credit Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify NewPageCo and NewPageCo shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans.  Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that NewPageCo may have against any Lender as a result of any default by such Lender hereunder.

2.6.   Use of Proceeds.  The proceeds of the Revolving Commitments shall be applied by NewPageCo (i) to fund the Paper Business Acquisition (including refinancing or retiring on the Closing Date any existing debt of NewPageCo and its Subsidiaries, (ii) to pay related transaction costs, fees, commissions and expenses, (iii) for working capital and general corporate purposes of NewPageHoldCo and its Subsidiaries, including Permitted Acquisitions and permitted Capital Expenditures, and (iv) to fund the Commodities Hedge Agreement.  No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of NewPageCo to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on NewPageCo, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or NewPageCo’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”).  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by NewPageCo or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 11.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on NewPageCo and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or NewPageCo’s Obligations in respect of any Loan.  NewPageCo hereby designates GSCP to serve as NewPageCo’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and NewPageCo hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to NewPageCo (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, NewPageCo shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after NewPageCo’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

(d)   All funds held by NewPageCo or any other Credit Party (except as permitted by Section 9.1(e)(iii)) shall be deposited in one or more dominion and control bank or investment accounts, in form and substance reasonably satisfactory to Collateral Agent, and, following the occurrence and during the continuance of a Cash Dominion Trigger Event at the option of the Administrative Agent shall be applied on a daily basis to the repayment of the Swing Line Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Revolving Commitments.  All funds held by a Borrowing Base Guarantor (except as permitted by Section 9.1(e)(iii)) shall be deposited in one or more dominion and control bank or investment accounts, in form and substance reasonably satisfactory to Collateral Agent, and, following the occurrence and during the continuance of a Cash Dominion Trigger Event, at the option of the Administrative Agent, shall be applied on a daily basis to the repayment of the Swing Line Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Revolving Commitments (with a corresponding adjustment to the Borrowing Base Guarantor Intercompany Loan Account).

2.8.   Interest on Loans.

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)            in the case of Revolving Loans,

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; and

(ii)           in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b)   The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by NewPageCo and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)   In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event NewPageCo fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event NewPageCo fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, NewPageCo shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to NewPageCo and each Lender.

(d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)   Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)   NewPageCo agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of NewPageCo at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g)   Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.  Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit.  In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by NewPageCo.

2.9.   Conversion/Continuation.

(a)   Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, NewPageCo shall have the option:

(i)   to convert at any time all or any part of any Revolving Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless NewPageCo shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)   NewPageCo shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and NewPageCo shall be bound to effect a conversion or continuation in accordance therewith.

2.10.   Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder and not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11.   Fees.

(a)   NewPageCo agrees to pay to Lenders having Revolving Exposure:

(i)   commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the Total Utilization of Revolving Commitments, times (2) 0.50% per annum; and

(ii)   letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)   NewPageCo agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)   a fronting fee equal to 0.250%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)   such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges provided to NewPageCo and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)   All fees referred to in Section 2.11(a) and 2.11(b) (i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

In addition to any of the foregoing fees, NewPageCo agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12.   [Reserved].

2.13.   Voluntary Prepayments/Commitment Reductions.

(a)   Voluntary Prepayments.

(i)   Any time and from time to time:

with respect to Base Rate Loans, NewPageCo may prepay any such Loans without penalty or premium on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

with respect to Eurodollar Rate Loans, NewPageCo may prepay any such Loans without penalty or premium on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

with respect to Swing Line Loans, NewPageCo may prepay any such Loans without penalty or premium on any Business Day in whole or in part in an aggregate minimum amount of $5,000,000, and in integral multiples of $1,000,000 in excess of that amount.

(ii)   All such prepayments shall be made:

upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Revolving Loans by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)   Voluntary Commitment Reductions.

(i)   NewPageCo may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving

Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

NewPageCo’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in NewPageCo’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.14.   Mandatory Prepayments.  NewPageCo shall from time to time prepay first, the Swing Line Loans, second, the Revolving Loans, third, reimbursement obligations with respect to Letters of Credit, and fourth, to cash collateralize Letters of Credit to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments or the Borrowing Base then in effect.

2.15.   Application of Prepayments.

(a)   Application of Voluntary Prepayments by Type of Loans.  Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by NewPageCo in the applicable notice of prepayment; provided, in the event NewPageCo fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows (without reduction of the Revolving Loan Commitments):

first, to repay outstanding Swing Line Loans to the full extent thereof; and

second, to repay outstanding Revolving Loans to the full extent thereof.

(b)   Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans.  Any prepayment of any Loan shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by NewPageCo pursuant to Section 2.18(c).

2.16.   General Provisions Regarding Payments.

(a)   All payments by NewPageCo of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by NewPageCo on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)   NewPageCo hereby authorizes Administrative Agent to charge NewPageCo’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g)   Administrative Agent shall deem any payment by or on behalf of NewPageCo hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice to NewPageCo and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h)   If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of NewPageCo or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  NewPageCo expressly consents to the foregoing arrangement and agrees that, to the extent permitted by law, any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by NewPageCo to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18.   Making or Maintaining Eurodollar Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to NewPageCo and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies NewPageCo and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by NewPageCo with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by NewPageCo.

(b)   Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but shall be made only after consultation with NewPageCo and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith could not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to NewPageCo and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by NewPageCo pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by NewPageCo pursuant to a Funding Notice or a Conversion/Continuation Notice, NewPageCo shall have the option, subject to the provisions of

Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  NewPageCo shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by NewPageCo.

(d)   Booking of Eurodollar Rate Loans.  Subject to Section 2.21, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax covered by Section 2.20, regardless of whether any Credit Party is required to indemnify or pay any additional amount in respect of such Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, NewPageCo shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to NewPageCo (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, Revolving Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by NewPageCo from such Lender of the statement referred to in the next sentence, NewPageCo shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  No Lender shall be entitled to request any payment pursuant to Section 2.19(b) unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated borrowers.  Such Lender shall deliver to NewPageCo (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)   Notwithstanding anything to the contrary contained herein, NewPageCo will not be required to compensate any Lender (which term shall include the Issuing Bank for purposes of this Section 2.19(c)) for any such increased costs or reduced return incurred by such Lender more than six (6) months prior to such Lender’s written request to NewPageCo for such compensation.

2.20.   Taxes; Withholding, etc.

(a)   Payments to Be Free and Clear.  All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender or Agent) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) NewPageCo shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as NewPageCo becomes aware of it; (ii) NewPageCo shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, NewPageCo shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in applicable law (including any change in the interpretation, administration or application of any law or the introduction of any new law) in respect of any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c)   Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to NewPageCo, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of NewPageCo or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (claiming the benefits under an applicable treaty) or W-8ECI (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by NewPageCo to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or, in each case, any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by NewPageCo to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to NewPageCo two new original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN and/or Form W-8IMY, as applicable (or, in each case, any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by NewPageCo to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and NewPageCo of its inability to deliver any such forms, certificates or other evidence.  NewPageCo shall not be required to pay any additional amount to any Non-US Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(c), or (2) to notify Administrative Agent and NewPageCo of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve NewPageCo of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d)   Partnerships.  For purposes of this Section 2.20, in the case of any Lender that is a treated as a partnership for U.S. federal income tax purposes, any Taxes required to be deducted and withheld by such Lender with respect to payments made by or on behalf of any Credit Party under any Credit Document shall be treated as Taxes required to be deducted by such Credit Party, but only to the extent such Taxes would have been required to be deducted and withheld by the Lender if the Lender were treated as a corporation for U.S. federal income tax purposes making such payments under the Credit Documents on behalf of such Credit Party.

(e)   Other Taxes.  NewPageCo shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(f)   Refunds.  If Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.20 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Credit Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.

2.21.   Obligation to Mitigate.  Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21)agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender;

provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless NewPageCo agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by NewPageCo pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to NewPageCo (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22.   Defaulting Lenders.  Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if NewPageCo so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if NewPageCo so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that NewPageCo shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender.  No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by NewPageCo of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22.  The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which NewPageCo may have against such Defaulting

Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.23.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to NewPageCo that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after NewPageCo’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after NewPageCo’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), NewPageCo may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings of Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, NewPageCo shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, NewPageCo may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to or simultaneously with the effectiveness of such election, NewPageCo shall have caused each outstanding Letter of Credit issued thereby to be cancelled.  Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.24.   Determination of Borrowing Base

(a)   Eligible Accounts.  On any date of determination of the Borrowing Base, all of the Accounts owned by NewPageCo and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by NewPageCo to the Collateral Agent and the Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Accounts, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria or changes in the applicable advance rates which have the effect of making more credit available.  Eligible Accounts shall not include any of the following Accounts:

(i)   any Account in which the Collateral Agent, on behalf of the Secured Parties, does not have a first priority and perfected Lien and such Account shall be free and clear of all Liens other than Permitted Collateral Liens;

(ii)   any Account that is not owned by NewPageCo or Borrowing Base Guarantor;

(iii)   any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural Person) organized under the laws of the United States or Canada or any political subdivision thereof;

(iv)   any Account that is payable in any currency other than Dollars or with respect to any Account Debtor domiciled in Canada or organized under the laws of Canada or any political subdivision thereof, Canadian Dollars, unless such Account is supported by an irrevocable letter of credit in form and substance satisfactory to the Collateral Agent, issued by a financial institution satisfactory to the Collateral Agent and which has been duly transferred to the Collateral Agent (together with sufficient documentation to permit direct draws by the Collateral Agent thereon);

(v)   any Account that does not arise from the sale of goods or the performance of services by such NewPageCo or Borrowing Base Guarantor in the ordinary course of its business;

(vi)   any Account that does not comply with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority (including any Account due from an Account Debtor located in the States of Minnesota or New Jersey unless NewPage Co or the applicable Borrowing Base Guarantor (at the time the Account was created and at all times thereafter) (i) had filed and has maintained effective a current notice of business activities report with the appropriate office or agency of such States, as applicable, or (ii) was and has continued to be exempt from filing such report and has provided the Lenders with satisfactory evidence thereof);

(vii)   any Account (a) upon which either NewPageCo’s or any Borrowing Base Guarantor’s, as applicable, right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which either NewPageCo or any Borrowing Base Guarantor, as applicable, is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to NewPageCo’s or Borrowing Base Guarantor’s, as applicable, completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii)   to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix)   any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x)   any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Collateral Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of NewPageCo or Borrowing Base Guarantor, as applicable;

(xi)   any Account (other than a Portfolio Company Account) that arises from a sale to any director, officer, other employee or Affiliate of NewPageCo or any Borrowing Base Guarantor, or to any entity that has any common officer or director with any NewPageCo or Borrowing Base Guarantor;

(xii)   to the extent NewPageCo or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to NewPageCo or any Subsidiary but only to the extent of the potential offset;

(xiii)   any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv)   any Account (a) not paid within 90 days following its original invoice date or that is more than 60 days past due according to its original terms of sale; or (b) with respect to which the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or (c) with respect to which a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv)   any Account that is the obligation of an Account Debtor (other than an individual) if 50% or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.24(a);

(xvi)   any Account as to which any of the representations or warranties in the Credit Documents are untrue;

(xvii)   to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii)   to the extent such Account exceeds any credit limit established by the Collateral Agent, in its Permitted Discretion, following prior notice of such limit by the Collateral Agent to NewPageCo;

(xix)   that portion of any Account (a) in respect of which there has been, or should have been, established by NewPageCo or any Borrowing Base Guarantor a contra account, whether in respect of contractual allowances with respect to such Account, audit adjustment, anticipated discounts or otherwise, or (b) which is due from an Account Debtor to whom NewPageCo or any Borrowing Base Guarantor owes a trade payable, but only to the extent of such trade payable or (c) which NewPageCo or any Borrowing Base Guarantor knows is subject to the exercise by an Account Debtor of any right of recession, set-off, recoupment, counterclaim or defense; or

(xx)   any Account on which the Account Debtor is a Governmental Authority, unless NewPageCo or any Borrowing Base Guarantor, as applicable, has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

(b)   Eligible Inventory.  On any date of determination of the Borrowing Base, all of the Inventory owned by NewPageCo and each Borrowing Base Guarantor, as applicable, and reflected in the most recent Borrowing Base Certificate delivered by NewPageCo to the Collateral Agent and the Administrative Agent shall be “Eligible Inventory” for the purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies.  The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion.  In addition, the Collateral Agent and the Administrative Agent reserve the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust the applicable advance rate with respect to Eligible Inventory, in their Permitted Discretion, subject to the approval of the Supermajority Lenders in the case of adjustments, new criteria, changes in the applicable advance rate or the elimination of Reserves which have the effect of making more credit available.  Eligible Inventory shall not include any Inventory of NewPageCo or any Borrowing Base Guarantor that:

(i)   the Collateral Agent, on behalf of Secured Parties, does not have a first priority and perfected Lien on such Inventory and such Inventory shall be free and clear of all Liens other than Permitted Collateral Liens;

(ii)    (a) is stored at a location not owned by NewPageCo or a Borrowing Base Guarantor where the aggregate value of Inventory exceeds $750,000 unless the Collateral Agent has given its prior consent thereto and unless either (x) a reasonably satisfactory Landlord Waiver and Consent Agreement has been delivered to the Collateral Agent, or (y) Reserves reasonably satisfactory to the Collateral Agent but in no event to exceed the aggregate of three (3) months’ rent with respect to each such location have been established with respect thereto or (b) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $750,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent but in no event to exceed the aggregate of three (3) months’ rent with respect to each such location have been established with respect thereto, or (c) is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent where the aggregate value of Inventory exceeds $750,000 unless either (x) a reasonably satisfactory mortgagee waiver has been delivered to the Collateral Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto;

(iii)   is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Collateral Agent is in place with respect to such Inventory;

(iv)   is covered by a negotiable document of title, unless such document has been delivered to the Collateral Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent and the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(v)   is to be returned to suppliers;

(vi)   is obsolete, unsalable, shopworn, damaged or unfit for sale;

(vii)   consists of display items, samples or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts it being understood that nothing in this clause (vii) shall be construed to exclude pulp from Eligible Inventory;

(viii)   is not of a type held for sale in the ordinary course of NewPageCo’s or any Borrowing Base Guarantor’s, as applicable, business;

(ix)   breaches any of the representations or warranties pertaining to Inventory set forth in the Credit Documents;

(x)   consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xi)   is not covered by casualty insurance maintained as required by Section 5.5;

(xii)   is subject to any licensing arrangement the effect of which would be to limit the ability of Collateral Agent, or any Person selling the Inventory on behalf of Collateral Agent, to sell such Inventory in enforcement of the Collateral Agent’s Liens, without further consent or payment to the licensor or other; or

(xiii)   is not located in the United States of America.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions on or before the Closing Date:

(a)   Credit Documents.  Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b)   Organizational Documents; Incumbency.  Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate (or the equivalent thereof) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)   Organizational and Capital Structure.  The organizational structure and capital structure of NewPageHoldCo and its Subsidiaries, both before and after giving effect to the Paper Business Acquisition, shall be as set forth on Schedule 4.1.

(d)   Capitalization of NewPageHoldCo and NewPageCo.  On or before the Closing Date:

(i)   NewPageCo shall have received gross proceeds from the loans under the NewPageCo First Lien Term Loan Agreement in an aggregate amount in cash not less than $750,000,000;

(ii)   TimberCo shall have received the gross proceeds under the TimberCo Credit Agreement in an amount not less than $235,000,000;

(iii)   NewPageCo shall have received (A) gross proceeds from the issuance of the Senior Secured Fixed Rate Notes in an aggregate amount in cash of not less than $345,705,500, (B) gross proceeds from the issuance of the Senior Secured Floating Rate Notes in an aggregate amount in cash of not less than $225,000,000 and (C) gross proceeds from the issuance of the Senior Subordinated Notes in an aggregate amount in cash of not less than $197,498,000; and

(iv)   NewPageHoldCo shall have received (A) gross proceeds from the issuance of the NewPageHoldCo PIK Notes in an aggregate amount in cash of not less than $25,000,000 and (B) gross proceeds from Sponsor and management of common equity contributions in an aggregate amount not less than $415,000,000 and contributed such proceeds as common equity to NewPageCo;

(e)   Consummation of the Transactions Contemplated by Related Agreements.

(i)   (1) All conditions to the Paper Business Acquisition and the Timber Business Acquisition as set forth in the Purchase Agreement shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of the Co-Syndication Agents and Administrative Agent, (2) the Paper Business Acquisition and the Timber Business Acquisition shall have become effective in accordance with the terms of the Purchase Agreement and (3) the aggregate consideration paid to MeadWestvaco in connection with the Paper Business Acquisition and the Timber Business Acquisition in the form of cash and NewPageHoldCo PIK Notes shall not exceed $2,300,000,000, subject to closing and post-closing adjustments;

(ii)   Co-Syndication Agents and Administrative Agent shall each have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith, together with copies of each of the opinions of counsel, if any, delivered to the parties under the Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders.  Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and Co-Syndication Agents and no provision thereof shall have been modified or waived in any respect determined by Co-Syndication Agents or Administrative Agent to be material, in each case without the consent of Co-Syndication Agents and Administrative Agent.

(f)   Existing Indebtedness.  On the Closing Date, NewPageHoldCo and its Subsidiaries shall have (i) after giving effect to the initial Credit Extension and application of the proceeds thereof, repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Co-Syndication Agents and Administrative Agent all binding documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of NewPageHoldCo and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Co-Syndication Agents and Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(g)   Transaction Costs.  On or prior to the Closing Date, NewPageCo shall have delivered to Administrative Agent NewPageCo’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(h)   Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents, except where the failure to obtain such Governmental Authorizations or consents could not reasonably be expected to have a Material Adverse Effect, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Co-Syndication Agents and Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority which would restrain, prevent or otherwise impose materially adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i)   Personal Property Collateral.  In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the “Collateral” as defined in the Pledge and Security Agreement, Collateral Agent shall have received:

(i)   evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)   A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, as applicable, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)   opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is organized as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)   evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property leased facility where the aggregate value of Inventory exceeds $750,000 and by the applicable Credit Party, (ii) a fully executed and notarized Access Grant and Easement Agreement in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Closing Date Mortgage Property, and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j)   Phase I Environmental Reports.  Syndication Agent and Administrative Agent shall have received Phase I Reports for each of the Facilities along with a corresponding reliance letter authorizing the Agents and each Lender to rely upon such reports, all of which shall be, in form, scope and substance, reasonably satisfactory to the Administrative Agent.  The Administrative Agent acknowledges receipt of each of the reports identified on Schedule 3.1(j), hereto, each of which is reasonably satisfactory for purposes of this condition.

(k)   Financial Statements; Projections.  Lenders shall have received from NewPageHoldCo (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of NewPageHoldCo and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Paper Business Acquisition, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, (iii) the Projections, and (iv) the pro forma financial statements of the Coated and Carbonless Papers Group showing pro forma

Consolidated Adjusted EBITDA of at least $174,000,000 for the Coated and Carbonless Papers Group for the twelve-month period ended December 31, 2004 and for the latest twelve-month period for which internal financial statements are available (without giving effect to the deemed amount of Consolidated Adjusted EBITDA set forth in the proviso of such definition, but giving effect to such pro forma adjustments as are acceptable to the Administrative Agent), and, if the Closing Date occurs after April 30, 2005, $60,000,000 for the latest three-month period for which internal financial statements are available.

(l)   Evidence of Insurance.  Collateral Agent shall have received a certificate from NewPageCo’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Lenders, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m)   Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinion of Schulte Roth & Zabel LLP, special New York counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n)   Fees.  NewPageCo shall have paid to the Agents, the fees payable to the Agents on the Closing Date .

(o)   Solvency Certificate.  On the Closing Date, Co-Syndication Agents and Administrative Agent shall have received a Solvency Certificate from NewPageHoldCo dated the Closing Date and addressed to Co-Syndication Agents, Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Co-Syndication Agents and Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Paper Business Acquisition, each of NewPageHoldCo and its Subsidiaries are and will be Solvent.

(p)   No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Co-Syndication Agents, singly or in the aggregate, materially impairs the Paper Business Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could reasonably be expected to have a Material Adverse Effect.

(q)   Completion of Proceedings.  All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Co-Syndication Agents and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Co-Syndication Agents and such counsel, and Administrative Agent, Co-Syndication Agents and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Co-Syndication Agents may reasonably request.

(r)   Initial Borrowing Base Certificate.  The Collateral Agent and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Closing Date.

(s)   Hedging Agreement.  Within twenty-one (21) days prior to the Closing Date, Sponsor shall have entered into the Commodities Hedge Agreement, reasonably satisfactory and in form and substance satisfactory to Administrative Agent, for the purpose of hedging certain commodity price risk through the purchase of options only, for an aggregate purchase price not to exceed $80,000,000, and, on the Closing Date, Sponsor shall have assigned the Commodities Hedge Agreement to NewPageCo.

(t)   Fiber Supply Agreements.  NewPageCo and/or certain of its Subsidiaries and TimberCo shall have entered into the Fiber Supply Agreements, reasonably satisfactory in form and substance to Administrative Agent, whereby TimberCo will agree to sell, and such Subsidiaries of NewPageCo will agree to purchase specified volumes of the timber requirements of NewPageCo and its Subsidiaries for a term of at least four years.

(u)   Take-Over Audit.  Within five (5) days prior to the Closing Date, the Collateral Agent’s staff shall have conducted a supplemental “take-over audit” which supports and confirms (i) the calculation of the initial Borrowing Base, (ii) no material change in the procedures of NewPageCo or any Borrowing Base Guarantor with respect to its Inventory since the delivery of the Inventory Appraisal, (iii) no material change in sales, Inventory turn or the level of Inventory since the delivery of the Inventory Appraisal and (iv) no inaccuracies with respect to representations and warranties set forth herein.

(v)   Cash Management.  The Collateral Agent and the Administrative Agent shall have reviewed and approved the Companies’ cash management system and shall have received executed blocked account agreements (from all of the financial institutions where the Credit Parties maintain bank accounts) evidencing Collateral Agent’s security interest in such accounts and all funds from time to time contained therein (and upon the occurrence and during the continuance of a Cash Dominion Trigger Event enabling the Collateral Agent to obtain complete dominion and control over such funds (except with respect to (i) payroll account, (ii) trust accounts and (iii) local cash accounts which do not at any time contain funds in excess of $2,500,000 in the aggregate).

(w)   Intercreditor Agreement; Cash Management Intercreditor Agreement.  The Administrative Agent shall have received a fully executed copy of each of the Intercreditor Agreement and the Cash Management Intercreditor Agreement, in each case, in form and substance satisfactory to the Administrative Agent.

3.2.   Conditions to Each Credit Extension.

(a)   Conditions Precedent.  The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.5, of the following conditions precedent:

(i)   Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)   after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the lesser of (i) the Revolving Commitments then in effect and (ii) the Borrowing Base;

(iii)   as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects subject to such qualification;

(iv)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v)   on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lenders such request is warranted under the circumstances.

(b)   Notices.  Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.  In lieu of delivering a Notice, NewPageCo may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance.  Neither Administrative Agent nor any Lender shall incur any liability to NewPageCo in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of NewPageCo or for otherwise acting in good faith.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Paper Business Acquisition):

4.1.   Organization; Requisite Power and Authority; Qualification.  Each of NewPageHoldCo and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.   Capital Stock and Ownership.  The Capital Stock of each of NewPageHoldCo and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which NewPageHoldCo or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of NewPageHoldCo or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by NewPageHoldCo or any of its Subsidiaries of any additional membership interests or other Capital Stock of NewPageHoldCo or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of NewPageHoldCo or any of its Subsidiaries.  Schedule 4.2 correctly sets forth the ownership interest of NewPageHoldCo and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Paper Business Acquisition.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to NewPageHoldCo or any of its Subsidiaries, any of the Organizational Documents of NewPageHoldCo or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on NewPageHoldCo or any of its Subsidiaries; except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of NewPageHoldCo or any of its Subsidiaries, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of NewPageHoldCo or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of NewPageHoldCo or any of its Subsidiaries, except for any such approval or consent (i) which will be obtained on or before the Closing Date and disclosed in writing to Lenders or (ii) where the failure to obtain such approval or consent could not be reasonably expected to have a Material Adverse Effect.

4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Related Agreements, and except when the failure of which to be so made or delivered could not reasonably be expected to have a Material Adverse Effect and except for when filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to the absence of footnotes and changes resulting from audit and normal year end adjustments.  As of the Closing Date, any contingent liability or liability for taxes, long-term lease or unusual forward or long term commitments of NewPageHoldCo and its Subsidiaries which in any such case is material in relation to the business, operations, or financial condition NewPageHoldCo and its Subsidiaries taken as a whole has been reflected in the most recent Historical Financial Statements or the notes thereto to the extent required by GAAP.

4.8.   Projections.  On and as of the Closing Date, the Projections of NewPageHoldCo and its Subsidiaries for the period Fiscal Year 2005 through and including Fiscal Year 2011 (the “Projections”) are based on good faith estimates and assumptions made by the management of NewPageHoldCo believed to be reasonable at the time made; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9.   No Material Adverse Change.  Since September 30, 2004, no event, circumstance or change has occurred that has caused or evidences or could reasonably be expected to cause or evidence, either in any case or in the aggregate, a Material Adverse Effect.

4.10.   Wickliffe Paper Company.  As of the close of business on the Closing Date, Wickliffe Paper Company shall own all of the assets owned by Wickliffe Paper Company, L.P. preceding the Closing Date.

4.11.   Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.14, neither NewPageHoldCo nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all federal and state income tax returns and all other material tax returns and reports of NewPageHoldCo and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon NewPageHoldCo and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  NewPageHoldCo knows of no proposed tax assessment against NewPageHoldCo or any of its Subsidiaries which is not being actively contested by NewPageHoldCo or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13.   Properties.

(a)   Title.  Each of NewPageHoldCo and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)   Real Estate.  As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to any real property of any Credit Party which provides for monthly rental payments after the date of this Agreement of more than $10,000 or is otherwise material to the business or operations of such Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and NewPageHoldCo does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14.   Environmental Matters.  Except as set forth in Schedule 4.14, and except to the extent, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) NewPageHoldCo and each of its Subsidiaries is in compliance with all applicable Environmental Laws, including any permits or licenses issued pursuant thereto, and, to NewPageHoldCo’s and its Subsidiaries’ knowledge, NewPageHoldCo and each of its Subsidiaries will be capable of maintaining compliance with applicable Environmental Laws, including any reasonably foreseeable future requirements of existing environmental regulations or regulations that have been formally proposed but have not yet been adopted; (ii) neither NewPageHoldCo nor any of its Subsidiaries nor any of their respective Facilities or operations are subject either to (a) any Environmental Claim or (b) any settlement agreement with any Person relating to any Environmental Claim; (iii) neither NewPageHoldCo nor any of its Subsidiaries has received any letter or written request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law; (iv) to NewPageHoldCo’s and its Subsidiaries’ knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against NewPageHoldCo or any of its Subsidiaries or that could require Remedial Action at any Facility or could require Remedial Action by NewPageHoldCo or any of its Subsidiaries at any other location; or (v) neither NewPageHoldCo nor any of its Subsidiaries nor, to either NewPageHoldCo’s and its Subsidiaries’ knowledge, any predecessor of NewPageHoldCo or its Subsidiaries, has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its Facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any comparable state law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any comparable state law.

4.15.   No Defaults.  NewPageHoldCo nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16.   Material Contracts.  Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults by any Credit Party or, to the Credit Parties’ knowledge, any other party thereto currently exist thereunder.

4.17.   Governmental Regulation.  Neither NewPageHoldCo nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Neither NewPageHoldCo nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.   Margin Stock.  Neither NewPageHoldCo nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.19.   Employee Matters.  Neither NewPageHoldCo nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against NewPageHoldCo or any of its Subsidiaries, or to the best knowledge of NewPageHoldCo and NewPageCo, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against NewPageHoldCo or any of its Subsidiaries or to the best knowledge of NewPageHoldCo and NewPageCo, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving NewPageHoldCo or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of NewPageHoldCo and NewPageCo, no union representation question existing with respect to the employees of NewPageHoldCo or any of its Subsidiaries and, to the best knowledge of NewPageHoldCo and NewPageCo, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.20.   Employee Benefit Plans.  NewPageHoldCo and each of its Subsidiaries and each of their respective ERISA Affiliates are in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan in all material respects.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or NewPageHoldCo or its Subsidiaries shall submit an application to the Internal Revenue Service to receive such a letter, indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by NewPageHoldCo, any of its Subsidiaries or any of their ERISA Affiliates.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws and except as set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by NewPageHoldCo, any of its Subsidiaries or any of their ERISA Affiliates, (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan in an amount that would reasonably be expected to have a Material Adverse Effect.  As of the most recent valuation date for each Multiemployer Plan occurring on or prior to the date hereof for which the actuarial report is available, the potential liability of NewPageHoldCo, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available upon request pursuant to Section 4221(e) of ERISA is zero.  NewPageHoldCo, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21.   Certain Fees.  No broker’s or finder’s fee or commission will be payable by or on behalf of Sponsor, NewPageHoldCo or NewPageCo with respect to the transactions contemplated hereby.

4.22.   Solvency.  Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party taking into account rights of contribution against or reimbursement from other Credit Parties on any date on which this representation and warranty is made, will be, Solvent.

4.23.   Related Agreements.

(a)   Delivery.  NewPageHoldCo and NewPageCo have delivered to Syndication Agent and Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b)   Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement (including the Notes Offering Memorandum, but excluding the Purchase Agreement) and by TimberCo under the Purchase Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).  Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c)   Governmental Approvals.  All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Paper Business Acquisition and the Timber Business Acquisition (other than such authorizations, approvals and consents, the failure of which to so obtain could not reasonably be expected to have a Material Adverse Effect), have been obtained and are in full force and effect.

(d)   Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Paper Business Acquisition set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent and Syndication Agent, waived, and (ii) the Paper Business Acquisition has been consummated in accordance with the Related Agreements and all applicable laws.

4.24.   Compliance with Statutes, etc.  Each of NewPageHoldCo and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of NewPageHoldCo or any of its Subsidiaries), except as set forth on Schedule 4.14 hereto and except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document (including the Notes Offering Memorandum) or in any other documents,

certificates or written statements furnished to Lenders by or on behalf of NewPageHoldCo or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to NewPageHoldCo or NewPageCo, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by NewPageHoldCo or NewPageCo to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to NewPageHoldCo or NewPageCo (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26.   Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27.   Location of Material Inventory.  As of the date hereof, Schedule 4.27 sets forth all locations in the United States where the aggregate value of Inventory owned by the Credit Parties exceeds $250,000.

4.28.   Accuracy of Borrowing Base.  At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which NewPageCo has hereafter been notified by Collateral Agent under Section 2.24) to be an Eligible Account and an item of Eligible Inventory, respectively.

4.29.   Post-Audit Asset Dispositions.  As of the Closing Date, NewPageCo and it’s the other Credit Parties have not disposed of assets (other than Inventory sold in the ordinary course of their business) which are set forth in the Inventory Appraisal and which have an aggregate fair market value of more than $250,000.

4.30.   Collateral Documents.

(a)   The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Pledge and Security Agreement), the Lien created by the Pledge and Security Agreement shall constitute a fully perfected First Priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction).

(b)   Each Collateral Document delivered pursuant to Section 5.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and First Priority Lien on all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Collateral Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

4.31.   NewPageHoldCo.  NewPageHoldCo does not (i) engage in any trade or business, (ii) own any assets (other than Capital Stock of NewPageCo which is pledged to the Collateral Agent on the Closing Date) nor (iii) have any Indebtedness (other than for the NewPageHoldCo PIK Notes and the guarantee obligations with respect to this Agreement and the NewPageCo First Lien Term Loan Agreement) in an aggregate amount that exceeds $25,000.

4.32.   Common Enterprise.  NewPageHoldCo is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other Equity Interests in NewPageCo and the other Borrowing Base Guarantors.  NewPageCo and the Borrowing Base Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that NewPageCo and the Borrowing Base Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others.  NewPageCo and certain Borrowing Base Guarantors render services to or for the benefit of NewPageCo and/or the other Borrowing Base Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of NewPageCo and the Borrowing Base Guarantors (including, inter alia, the payment by NewPageCo and the Borrowing Base Guarantors of creditors of NewPageCo and the Borrowing Base Guarantors and guarantees by NewPageCo and the Borrowing Base Guarantors of indebtedness of NewPageCo and the Borrowing Base Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of NewPageCo and the Borrowing Base Guarantors).  NewPageCo and the Borrowing Base Guarantors have centralized accounting, common officers and directors and are in certain circumstances identified to creditors as a single economic and business enterprise.

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration or cash collateralization of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  NewPageHoldCo will deliver to Administrative Agent, Lead Arranger and Lenders:

(a)   Monthly Reports.  As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, the consolidated balance sheet of NewPageHoldCo and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of NewPageHoldCo and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year beginning with the monthly statements for April 2006 and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(b)   Quarterly Financial Statements.  As soon as available, and in any event within 45 days (or 60 days in the case of the Fiscal Quarter ending June 30, 2005) or such shorter period in which NewPageHoldCo or NewPageCo shall have filed its Quarterly Reports on Form 10-Q after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and (beginning with the Fiscal Quarter ending June 30, 2005) consolidating balance sheets of NewPageHoldCo and its Subsidiaries (or of the Coated and Carbonless Paper Group in the case of the Fiscal Quarters ended March 31, 2005) as at the end of such Fiscal Quarter the related consolidated (and with respect to statements of income, beginning with the Fiscal Quarter ending

June 30, 2005, consolidating) statements of income, stockholders’ equity and cash flows of NewPageHoldCo and its Subsidiaries (or of the Coated and Carbonless Paper Group in the case of the Fiscal Quarters ended March 31, 2005) for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case (beginning with the Fiscal Quarter ending June 30, 2006) in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c)    Annual Financial Statements.  As soon as available, and in any event within 90 days or such shorter period in which NewPageHoldCo or NewPageCo shall have filed its Annual Reports on Form 10-K after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of NewPageHoldCo and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of NewPageHoldCo and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by NewPageHoldCo, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of NewPageHoldCo and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.8 and (2) whether, in connection with their audit examination, any condition or event that constitutes a Default or an Event of Default under Section 6.8 has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof;

(d)   Compliance Certificate.  Together with each delivery of financial statements of NewPageHoldCo and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)   Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements (other than any such changes from such principles and policies followed by MeadWestvaco in connection with the financial statements it maintained with respect to the Paper Business and which changes are implemented by NewPageCo as of the Closing Date), the consolidated financial statements of NewPageHoldCo and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all the most recent prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f)   Notice of Default.  Promptly upon any Senior Officer of NewPageHoldCo or NewPageCo obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to NewPageHoldCo or NewPageCo with respect thereto; (ii) that any Person has given any notice to NewPageHoldCo or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action NewPageCo has taken, is taking and proposes to take with respect thereto;

(g)   Notice of Litigation.  Promptly upon any Senior Officer of NewPageHoldCo or NewPageCo obtaining knowledge of (i) the institution of, or non-frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by NewPageCo to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to NewPageHoldCo or NewPageCo to enable Lenders and their counsel to evaluate such matters;

(h)   ERISA.  (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after receipt of a written request from the

Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)   Financial Plan.  As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of NewPageHoldCo and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of NewPageHoldCo and its Subsidiaries for each month of the current Fiscal Year and each Fiscal Quarter for the immediately succeeding Fiscal Year, (iii) forecasts demonstrating the projected compliance with the requirements of Section 6.8 for the current and immediately succeeding Fiscal Year and (iv) forecasts demonstrating the liquidity of NewPageHoldCo and its Subsidiaries for the current and immediately succeeding Fiscal Year without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j)   Insurance Report.  As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent and the Collateral Agent outlining all material insurance coverage maintained as of the date of such report by NewPageHoldCo and its Subsidiaries and all material insurance coverage planned to be maintained by NewPageHoldCo and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)   Notice of Change in Board of Directors.  With reasonable promptness, written notice of any change in the Board of Directors of NewPageHoldCo or NewPageCo;

(l)   Notice Regarding Material Contracts.  Together with the delivery of the financial statements pursuant to Section 5.1(b) and 5.1(c) notice of (i) any Material Contract of NewPageHoldCo or any of its Subsidiaries that is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by NewPageHoldCo or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m)   Environmental Reports and Audits.  As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of NewPageHoldCo or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(n)   Information Regarding Collateral.  (a)  NewPageCo will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity, corporate structure or jurisdiction of formation or (iii) in any Credit Party’s Federal Taxpayer Identification Number.  NewPageCo agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents.  NewPageCo also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)   Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under paragraph (b) and (c) above, an Officer’s Certificate setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate or Supplement;

(p)   Other Information.  (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by NewPageHoldCo to its security holders acting in such capacity or by any Subsidiary of NewPageHoldCo to its security holders other than NewPageHoldCo or another Subsidiary of NewPageHoldCo, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by NewPageHoldCo or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by NewPageHoldCo or any of its Subsidiaries to the public concerning material developments in the business of NewPageHoldCo or any of its Subsidiaries, and (B) such other information and data with respect to NewPageHoldCo or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(q) Delivery of Information.  Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.1(i) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which NewPageCo posts such documents or provides a link thereto on NewPageCo’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on NewPageCo’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (x) NewPageCo shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests NewPageCo to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) NewPageCo shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance NewPageCo shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by NewPageCo with any such request for delivery and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.2.   Existence.  Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except in the case of clause (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than NewPageHoldCo or any of its Subsidiaries).

5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of NewPageHoldCo and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, all subject to and in accordance with its usual custom and practice and provided that nothing herein shall be deemed to restrict any Credit Party of any of its Subsidiaries from carrying out alterations and improvements to, or changing the use of, any assets in the ordinary course.

5.5.   Insurance.  NewPageHoldCo will maintain or cause to be maintained, with financially sound and reputable insurers such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of NewPageHoldCo and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses (and, with respect to the Collateral, otherwise maintain all insurance coverage required under each applicable Collateral Document), in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.  Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy (or 10 days in the event of cancellation for nonpayment of applicable premiums) and waiver of subordination in favor of the Collateral Agent, on behalf of the Lenders, of any claim the applicable insurance company with respect to payments made under such policy.

5.6.   Maintaining Records; Access to Properties and Inspections.  Each Credit Party will keep proper books of record and account in which full, true and correct entries in conformity (in all material respects) with GAAP and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities are made of all dealings and transactions in relation to its business and activities.  Each Credit Party will keep proper records of intercompany accounts (including, without limitation, the Borrowing Base Guarantor Intercompany Loan Account) with full, true and correct entries reflecting all payments received and paid (including, without limitation, funds received by NewPageCo from swept deposit accounts of the other Credit Parties).  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.  The Credit Parties shall have no obligation to disclose materials that are protected by attorney-client privilege and materials the disclosure of which would violate confidentiality obligations of such Credit Party.

5.7.   Lenders Meetings.  NewPageHoldCo and NewPageCo will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at NewPageCo’s corporate offices (or at such other location as may be agreed to by NewPageCo and Administrative Agent) at such time as may be agreed to by NewPageCo and Administrative Agent.

5.8.   Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.   Environmental.

(a)   Environmental Disclosure.

(i)   Promptly upon the occurrence of NewPageHoldCo’s or NewPageCo’s obtaining knowledge thereof, NewPageHoldCo shall deliver to Administrative Agent and Lenders written notice describing in reasonable detail (1) any Release that could reasonably be expected to require a Remedial Action or give rise to Environmental Claims resulting in NewPageHoldCo or its Subsidiaries incurring liability or expenses in excess of $2,500,000, (2) any Remedial Action taken by NewPageHoldCo, its Subsidiaries or any other Person in response to any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims resulting in liability of NewPageHoldCo or its Subsidiaries in excess of $2,500,000, (3) any Environmental Claims (including any requests for information by a Governmental Authority) that could reasonably be expected to result in liability of NewPageHoldCo or its Subsidiaries in excess of $2,500,000, and (4) NewPageHoldCo’s or its Subsidiaries’ discovery of any occurrence or condition at any Facility, or on any real property adjoining or in the vicinity of any Facility, that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(ii)   NewPageHoldCo shall submit to the Administrative Agents semi-annually at the time of the delivery of the quarterly financial statements delivered pursuant to Section 5.1 for each Fiscal Quarter ending in June of each Fiscal Year and at the time of the delivery of the annual financial statements delivered pursuant to Section 5.1 for each Fiscal Year, a written report on the status of (A) any non-compliance with Environmental Law (B) any pending or threatened Environmental Claim, and (C) any Remedial Action that, in each case, could reasonably be expected to give rise to liability of or expenditures by NewPageHoldCo or its Subsidiaries of $2,500,000 or more.  Such report shall specify in reasonable detail (1) the status of the matter including any significant developments since the date of the prior report, (2) any material technical reports or material correspondence prepared or received relating to the matter, (3) the current plan for resolution or completion of the matter, and (4) the anticipated cost to achieve such resolution or completion of the matter, as applicable.  At the request of the Administrative Agent, NewPageHoldCo shall provide the Administrative Agent with copies of all material documents related to such matters that are in its or its Subsidiaries’ possession or control.  At the Administrative Agents’ reasonable written request, NewPageHoldCo shall, at its own expense, retain an independent environmental engineer reasonably acceptable to the Administrative Agent to evaluate the adequacy of NewPageHoldCo and its Subsidiaries’ actions to correct, cure or contest any such matter.  Such environmental engineer shall prepare and deliver to both NewPageHoldCo and the Administrative Agent, a report setting forth the results of such evaluation, recommendations for further response actions, and an estimate of the costs thereof;

(iii)   NewPageHoldCo shall deliver to Administrative Agent and Lenders, prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by NewPageHoldCo or any of its Subsidiaries that could reasonably be expected to expose NewPageHoldCo or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by NewPageHoldCo or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject NewPageHoldCo or any of its Subsidiaries to any additional material obligations or requirements under Environmental Laws; and

(iv)   NewPageHoldCo shall deliver to Administrative Agent and Lenders with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 5.9(a).

(b)   Hazardous Materials Activities, Etc.  NewPageHoldCo shall take, and shall cause each of its Subsidiaries promptly to take, any reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by NewPageHoldCo or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against NewPageHoldCo or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)   Right of Access and Inspection.

(i)   With respect to any matter disclosed pursuant to subsection (a) above, or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes either that NewPageHoldCo or any of its Subsidiaries has breached any representation, warranty or covenant contained in Sections 4.14 or 5.9 of this Agreement or that there has been a material violation of Environmental Laws at any Facility or by NewPageHoldCo or any of its Subsidiaries at any other location, for the purposes of protecting the Lenders’ security interests and rights under the Credit Documents, the Administrative Agent and its representatives shall have the right, but not the obligation, at any reasonable time and after reasonable notice, to enter into and observe the condition and operations of the Facilities.

(ii)   The exercise of the Administrative Agent’s rights under this subsection (c) shall not constitute a waiver of any default by NewPageHoldCo or any Subsidiary and shall not impose any liability on the Administrative Agent or any of the Lenders.  In no event will any site visit or observation by the Administrative Agent be deemed a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto.  Without express written authorization, neither NewPageHoldCo nor any other party shall be entitled to rely on any site visit observation or investigation by the Administrative Agent.  The Administrative Agent and the Lenders owe no duty of care to protect NewPageHoldCo or any other party against, or to inform NewPageHoldCo or any other party of, any Hazardous Materials or any other adverse condition affecting any of the Facilities.  The Administrative Agent may in its discretion disclose to NewPageHoldCo, or to any other party if so required by law, any report or findings made as a result of, or in connection with, any site visit, observation, or investigation by the Administrative Agent.  If the Administrative Agent is required to disclose any such report or finding to any third party pursuant to law, then the Administrative Agent shall provide NewPageHoldCo prompt written notice of such disclosure and afford NewPageHoldCo the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of the Administrative Agent to give any such notice or afford NewPageHoldCo the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent.  NewPageHoldCo acknowledges that it or its Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visit, observation or investigation by the Administrative Agent and that such reporting requirements are site and fact-specific, and are to be evaluated by NewPageHoldCo without advice or assistance from the Administrative Agent.

(d)   If counsel to NewPageHoldCo or its Subsidiaries reasonably determines that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then the NewPageHoldCo or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document.  Upon request of Administrative Agent, NewPageHoldCo and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.

5.10.   Subsidiaries.  In the event that any Person becomes a Domestic Subsidiary of NewPageCo, NewPageCo shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(l) and 3.1(m).  With respect to each such Subsidiary, NewPageCo shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of NewPageCo, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of NewPageCo; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11.   [Reserved.]

5.12.   Interest Rate Protection.  No later than 60 days following the Closing Date and at all times thereafter, NewPageCo shall maintain, or caused to be maintained, in effect one or more Interest Rate Agreements for a term of not less than 3 years and otherwise in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted Eurodollar Rate Component of the interest costs to NewPageCo with respect to an aggregate notional principal amount such that not less than 50% of the aggregate principal amount of the Indebtedness for borrowed money of NewPageHoldCo and its Subsidiaries outstanding as of the Closing Date (exclusive of the NewPageHoldCo PIK Notes) is either (i) subject to such Interest Rate Agreements or (ii) fixed rate Indebtedness, in each case for a period of not less than three years.

5.13.   Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at NewPageCo’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Collateral Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as permitted by the applicable Collateral Document.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Collateral Documents.  Upon the exercise by the Administrative Agent, the Collateral Agent or the Lenders of any power, right, privilege or remedy pursuant to any Credit Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or the Lenders may be so required to obtain.

5.14.   Miscellaneous Business Covenants.  Unless otherwise consented to by Agents or Requisite Lenders:

(a)   Non-Consolidation.  NewPageHoldCo will and will cause each of its Subsidiaries to:  (i)  maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity (other than such funds of NewPageCo and the Borrowing Base Guarantors which may be commingled with each other in the ordinary course of their cash management system); and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)   Cash Management Systems.  NewPageHoldCo and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Administrative Agent and the Collateral Agent.

5.15.   Information Regarding Collateral.

(a)   Furnish to the Administrative Agent and the Collateral Agent 15 days prior written notice (in the form of an officer’s certificate), clearly describing any of the following changes (i) in any Credit Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral having a value in excess of $250,000 owned by it is located (including the establishment of any such new office or facility), (iii) in any Credit Party’s identity or corporate structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or (v) in any Credit Party’s jurisdiction of organization.  NewPageCo agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  NewPageCo agrees to provide to the Collateral Agent such other information in connection with such changes as the Collateral Agent may reasonably request.  NewPageCo also agrees promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is subject to a Casualty Event.

(b)   Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to paragraph (a) of Section 5.1, deliver to the Administrative Agent and the Collateral Agent a certificate of the chief financial officer of NewPageCo (i) setting forth any changes to the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.15(b) and (ii) certifying that NewPageCo and its Subsidiaries have not taken any actions (and are not aware of any actions so taken) to terminate any UCC Financing Statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests and Liens under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

5.16.   Post-Closing Collateral Matters.  Execute and deliver the documents and complete the tasks set forth on Schedule 5.16, in each case within the time limits specified on such schedule.

5.17.   Borrowing Base-Related Reports.  NewPageCo shall deliver or cause to be delivered (at the expense of NewPageCo) to the Collateral Agent and the Administrative Agent the following:

(a)   in no event less frequently than 15 days after the end of each month for the month most recently ended (or in the event that a Cash Dominion Trigger Event shall have occurred and be continuing, no less frequently than two (2) Business Days after the end of each week), a Borrowing Base Certificate from NewPageCo accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion;

(b)   upon request by the Collateral Agent, and in no event less frequently than 15 days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion and (ii) each month, a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c)   on the date any Borrowing Base Certificate is delivered pursuant to Section 5.17(a) or at such more frequent intervals in the event there shall exist an Event of Default or Excess Availability shall be less than $40,000,000 on any day thirty (30) days prior to the date of such request, (i) a copy of the ledger registering the Borrowing Base Guarantor Intercompany Loan Account as of the date of the Borrowing Base Certificate and (ii) a collateral report with respect to the Credit Parties, including all additions and reductions (cash and non-cash) with respect to intercompany loan accounts of NewPageCo and Borrowing Base Guarantors, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion;

(d)   at the time of delivery of each of the financial statements delivered pursuant to Sections 5.1(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of NewPageCo and Borrowing Base Guarantors to the general ledger of such Credit Party, in each case, accompanied by such supporting detail and documentation as shall be requested by the Collateral Agent in its Permitted Discretion;

(e)   upon the request of the Administrative Agent or the Collateral Agent, a general description of fixed assets owned by the Credit Parties which have been disposed of since the date of the most recent Inventory Appraisal conducted pursuant to Section 5.17(g) and the aggregate book value thereof;

(f)   together with the delivery of the Compliance Certificate delivered with the financial statements for each Fiscal Quarter pursuant to Section 5.1(b), a list of any applications for the registration of any patent, trademark or copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Credit Party has filed in the prior fiscal quarter;

(g)   a desktop collateral appraisal and Inventory Appraisal to be conducted, in each case, one time per annum, or, following the occurrence and during the continuation of an Event of Default or when the Total Utilization of Revolving Commitments shall exceed the Revolving Commitments or the Borrowing Base then in effect, more frequently at Collateral Agent’s reasonable request, by an auditor or outside appraisal firm, and in form, scope and substance, reasonably satisfactory to the Collateral Agent and Administrative Agent;

(h)   from time to time upon the request of the Administrative Agent an “Officers’ Certificate” as defined in each the Senior Secured Fixed Rate Notes Indenture and the Senior Secured Floating Rate Notes Indenture confirming that the outstanding Obligations and any requested Revolving Loans hereunder are permitted to be incurred under such Indentures and permitted to be secured by the Collateral; and

(i)   such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Credit Parties as the Collateral Agent shall from time to time request in its Permitted Discretion.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.17 shall constitute a representation and warranty by NewPageCo that the statements and information contained therein are true and correct in all material respects on and as of such date.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Indebtedness under the NewPageCo First Lien Term Loan Agreement in an amount not to exceed a principal amount equal to $750,000,000 in the aggregate;

(b)   (i) Indebtedness of any Guarantor Subsidiary to NewPageCo or to any other Guarantor Subsidiary, or of NewPageCo to any Guarantor Subsidiary; (ii) Indebtedness of any Subsidiary of NewPageCo that is not a Guarantor to NewPageHoldCo or NewPageCo or any Subsidiary of NewPageHoldCo in aggregate principal amount that, together with Indebtedness under the proviso of Section 6.1(h) and other Investments permitted by Section 6.7(b)(iii), does not exceed $5,000,000 at any time; and (iii) Indebtedness of NewPageHoldCo or NewPageCo or any Guarantor Subsidiary to any Subsidiary of NewPageHoldCo that is not a Guarantor; provided, (A) to the extent requested by the Administrative Agent or the Collateral Agent, all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (except to the extent that the Indebtedness is owed to a Foreign Subsidiary), (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of 7.7 of this Agreement (or, if applicable, the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent), and (C) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to NewPageCo or to any of its Subsidiaries for whose benefit such payment is made;

(c)   the Senior Secured Floating Rate Notes Indebtedness in an amount not to exceed a principal amount equal to $225,000,000 in the aggregate, the Senior Secured Fixed Rate Notes Indebtedness in an amount not to exceed a principal amount equal to $350,000,000 in the aggregate and the Senior Subordinated Notes Indebtedness in an amount not to exceed a principal amount equal to $200,000,000 in the aggregate; and Indebtedness of NewPageHoldCo with respect to the NewPageHoldCo PIK Note Indebtedness in an aggregate amount not to exceed a principal amount equal to $125,000,000;

(d)   Indebtedness incurred by NewPageCo or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of NewPageHoldCo or any of its Subsidiaries;

(e)   Indebtedness of NewPageCo and/or its Subsidiaries which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f)   Indebtedness of NewPageCo and/or its Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g)   guaranties of NewPageCo and/or its Subsidiaries in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of NewPageHoldCo and its Subsidiaries;

(h)   guaranties by NewPageCo of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of NewPageCo of Indebtedness of NewPageCo or a Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section

6.1; provided, that the aggregate amount of Indebtedness of Subsidiaries of NewPageHoldCo that are not Guarantors which has been guaranteed by NewPageHoldCo and the Guarantor Subsidiaries, together with Indebtedness under clause (b)(ii) and Investments permitted by Section 6.7(b)(iii), shall not exceed $5,000,000 at any time;

(i)   Existing Indebtedness not refinanced on the Closing Date set forth on Schedule 6.1;

(j)   Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $25,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 95% of the aggregate consideration paid with respect to such asset;

(k)   Indebtedness in connection with the repurchase otherwise permitted hereunder of equity issued to current or former employees, executives or directors of a Credit Party (including any promissory notes issued by a Credit Party to repurchase equity of employees, executives or directors of a Credit Party) in an amount not to exceed $4,000,000 in the aggregate at any time outstanding;

(l)   Indebtedness under Hedge Agreements required pursuant to, and entered into in accordance with, Section 5.12 or any Hedge Agreements entered into in the ordinary course of business and not for speculative purposes; provided that any Hedge Agreement that could result in any uncovered short positions with respect to commodities shall not be permitted pursuant to this clause (l);

(m)   unsecured Indebtedness under the Commodities Hedge Agreement;

(n)   unsecured Indebtedness in an amount not to exceed $40,000,000 in the aggregate at any time outstanding (i) consisting of subordinated indebtedness of NewPageCo or any of its Subsidiaries issued to a seller in connection with a Permitted Acquisition and which is subordinated in right of payment to the Obligations and containing such other terms, including with respect to tenor, covenants, events of default and remedies satisfactory to the Administrative Agent, or (ii) incurred or assumed by NewPageCo and its Subsidiaries as a result of Permitted Acquisition;

(o)   obligations on account of non-current accounts payable which the applicable Credit Party is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP;

(p)   the incurrence by any Foreign Subsidiary of NewPageHoldCo of Indebtedness owing to Persons other than NewPageHoldCo and any of its Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed the sum of $50,000,000;

(q)   any extensions, renewals, refinancings or replacements of such Indebtedness described in subsection (a), (c), (i), (j) or (o) above (subject to any limitations set forth in such subsections), including renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, provided that such refinancings and extensions of any such Indebtedness shall be permitted only so long as the covenants, events of default, subordination and terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under this subsection shall not (x) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (y) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, accrued cash interest payable thereon, premium (if any) thereon, other reasonable amounts necessary to accomplish such extension, renewal or refinancing, and reasonable fees and expenses incurred in connection therewith, or (z) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(r)   other unsecured Indebtedness of NewPageCo and its Subsidiaries (other than Foreign Subsidiaries), in an aggregate amount not to exceed at any time $30,000,000.

To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.1, NewPageCo may allocate such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of NewPageHoldCo or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)   (i) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document, (ii) Liens granted pursuant to the NewPageCo First

Lien Term Loan Agreement or any “Credit Document” as defined thereunder, (iii) Liens in the Second Lien Financing Collateral securing the obligations and indebtedness incurred pursuant to the Senior Secured Floating Rate Note Documents and the Senior Secured Fixed Rate Note Documents and (iv) Liens securing Indebtedness permitted by Section 6.1(q) that extends, renews, refinances or replaces any Indebtedness described in clause (ii) or (iii) of this subsection (a) so long as such Liens do not extend to any assets other than those securing such Indebtedness at the time of any such extension, renewal, refinancing or replacement and are subject to the terms of the Intercreditor Agreement;

(b)   Liens for Taxes that are not yet required to be paid pursuant to Section 5.3;

(c)   statutory Liens of landlords, carriers, warehousemen, suppliers, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)   Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   Any state of facts an accurate survey would disclose, public and private roads, timber cutting and hauling contracts, timber sales contracts, prescriptive easements or adverse possession claims, minor encumbrances, easements or reservations of, or rights of others for, pursuant to any leases, licenses, rights-of-ways or other similar agreements or arrangements, development, air or water rights, sewers, electric lines, telegraph and telephone lines and other utility lines, pipelines, service lines, railroad lines, improvements and structures located on, over or under any real property, drains, drainage ditches, culverts, electric power or gas generating or co-generation, storage and transmission facilities another similar purposes or minor defects or irregularities in title, in each case which, individually or in the aggregate, do not and will not materially adversely affect the value of the subject property or interfere in any material respect with the ordinary conduct of the business of NewPageCo or any of its Subsidiaries;

(f)   any interest or title of a lessor or sublessor under any lease of real or personal property which is not a Capital Lease and any leases or subleases granted by NewPageCo or any of its Subsidiaries in the ordinary course of their respective businesses that are not otherwise prohibited by this Agreement and not interfering in any material respect with the business of NewPageCo or such Subsidiary;

(g)   Liens solely on any cash earnest money deposits made by NewPageCo or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(h)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)   Liens in favor of customs and revenue authorities or freight handlers or forwarders to secure payment of customs duties in connection with the importation of goods;

(j)   any zoning or similar law or right reserved to or vested in any Governmental Authority;

(k)   licenses and sublicenses of patents, trademarks and other intellectual property rights granted by NewPageHoldCo or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of NewPageCo or such Subsidiary;

(l)   Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iv);

(m)   Liens securing Indebtedness permitted pursuant to 6.1(j); provided, any such Lien shall encumber only the asset acquired, constructed or improved with the proceeds of such Indebtedness;

(n)   any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h) so long as the enforcement of any such Lien on any Collateral is stayed;

(o)   customary security deposits under operating leases in the ordinary course of business;

(p)   customary rights of set off, bankers’ lien, refund or charge back under deposit agreements, the UCC or common law of banks or other financial institutions where NewPageCo or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(q)   Liens to secure Indebtedness permitted by Section 6.1(p); provided that such Liens shall be limited solely to the assets of the Foreign Subsidiary obligated with respect to such Indebtedness;

(r)   Liens in favor of NewPageHoldCo or any Subsidiary;

(s)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with NewPageHoldCo or a Subsidiary thereof or at the time NewPageHoldCo or one of its Subsidiaries acquires the Capital Stock of such Person; provided, that such Liens were in existence prior to and were not incurred in connection with or in contemplation of, such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by NewPageHoldCo or it Subsidiaries;

(t)   Liens securing Indebtedness from extensions, renewals or replacements, in whole or in part, of any Lien described in clause (s) of this Section 6.2; provided, that any such extension, renewals or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(u)   Customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements; and

(v)   other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.

6.3.   Equitable Lien.  If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4.   No Further Negative Pledges.  Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) each of the NewPageHoldCo PIK Note Indenture, NewPageCo First Lien Term Loan Agreement, the Senior Secured Floating Rate Notes and the Senior Secured Fixed Rate Notes, in each case, as in effect on the date hereof and

(c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5.   Restricted Junior Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) (i) NewPageCo may make regularly scheduled payments of interest in respect of the NewPageCo First Lien Term Loan Agreement, Senior Secured Floating Rate Notes, the Senior Secured Fixed Rate Notes and the Senior Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to any applicable subordination provisions contained in, the indenture or other agreement pursuant to which any such Indebtedness was issued, (ii) NewPageCo may make mandatory prepayments required pursuant to the terms of the NewPageCo First Lien Term Loan Agreement, (iii) NewPageCo may make voluntary prepayments of principal under the NewPage First Lien Term Loan Agreement so long as (A) both before and after giving effect to any such voluntary prepayment no Default or Event of Default shall have occurred and be continuing and (B) after giving effect to any such prepayment Excess Availability shall be at least $50,000,000, and (iv) so long as no Default or Event of Default shall have occurred and be continuing NewPageHoldCo may make mandatory prepayments or mandatory redemptions of the NewPageHoldCo PIK Notes pursuant to the terms thereof with any proceeds from a capital contribution to, or the issuance of any Capital Stock of NewPageHoldCo (other than proceeds of Permitted Cure Securities);

(b) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, NewPageCo may make Restricted Junior Payments to NewPageHoldCo in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, to the extent necessary to permit NewPageHoldCo to pay general administrative costs and expenses, and out-of-pocket legal, accounting, filing and other general corporate overhead costs, so long as NewPageHoldCo applies the amount of any such Restricted Junior Payment for such purpose;

(c) Subsidiaries of NewPageCo may make Restricted Junior Payments (i) to NewPageCo or to any parent entity of such Subsidiary which is a Subsidiary and (ii) on a pro rata basis to the other equity holders of such Subsidiary;

(d) for so long as NewPageCo is a member of a group filing a consolidated or combined tax return with any direct or indirect parent of NewPageCo, payments to such direct or indirect parent in respect of an allocable portion of the tax liabilities of such group that is attributable to NewPageCo and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of such direct or indirect parent required to maintain such direct or indirect parent’s corporate existence; provided that such Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that NewPageCo would owe if NewPageCo were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of NewPageCo and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the direct or indirect parent actually owes to the appropriate taxing authority; provided further that any Tax Payments received from NewPageCo shall be paid over to the appropriate taxing authority within 60 days of the direct or indirect parent’s receipt of such Tax Payments or refunded to NewPageCo;

(e) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, NewPageCo may make Restricted Junior Payments to NewPageHoldCo to the extent necessary to permit NewPageHoldCo to (i) repurchase, redeem or otherwise acquire or retire shares of, or options or warrants to purchase shares of, Capital Stock of NewPageHoldCo from current or former employees, consultants, officers or directors of NewPageHoldCo, NewPageCo or any Subsidiaries thereof or their respective estates, spouses, former spouses, family members or other permitted transferees, in an aggregate amount not to exceed $5,000,000 in any calendar year provided, that NewPageCo may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $15,000,000 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds from the sale of equity or other beneficial ownership interests of NewPageCo (or NewPageHoldCo or a direct or indirect parent or NewPageHoldCo to the extent such net cash proceeds are contributed to the common equity of NewPageCo) to employees, officers, directors or consultants of NewPageHoldCo, NewPageCo and the Subsidiaries or NewPageHoldCo that occurs after the date of this Agreement (to the extent the cash proceeds from the sale of such equity or other beneficial ownership interests have not otherwise been applied to the payment of Restricted Junior Payments) plus (B) the cash proceeds of key man life insurance policies received by NewPageCo and its Subsidiaries after the date of this Agreement less any amounts previously applied to the payment of Restricted Junior Payments pursuant to this clause (e);

(f) the repurchase of Capital Stock deemed to occur upon any “cashless” exercise of stock options, warrants or other convertible securities;

(g) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the redemption, repurchase or other acquisition for value of any Capital Stock of any Subsidiary that is held by a Person that is not an Affiliate of NewPageCo to the extent required to satisfy applicable laws, rules or regulations; provided that the consideration for such redemption, repurchase or other acquisition shall not exceed $1,000,000 during the term of this Agreement;

(h) repayments of the NewPageHoldCo PIK Notes, the NewPageCo First Lien Term Loan Agreement, Senior Secured Floating Rate Notes, the Senior Secured Fixed Rate Notes or the Senior Subordinated Notes in connection with any refinancing thereof permitted pursuant to Section 6.1(q);

(i) payments made to officers, directors, consultants or employees of NewPageCo on or about the Closing Date in an amount not to exceed $3,000,000;

(j) payments to NewPageHoldCo to permit NewPageHoldCo to pay reasonable accounting, legal and administrative expenses incurred in connection with NewPageHoldCo’s obligations under the NewPageHoldCo PIK Notes (other than principal and interest thereon) and the related registration rights agreement when due, in an aggregate amount not to exceed $1.5 million per annum.

6.6.   Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of NewPageCo to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by NewPageCo or any other Subsidiary of NewPageCo, (b) repay or prepay any Indebtedness owed by such Subsidiary to NewPageCo or any other Subsidiary of NewPageCo, (c) make loans or advances to NewPageCo or any other Subsidiary of NewPageCo, or (d) transfer any of its property or assets to NewPageCo or any other Subsidiary of NewPageCo, other than restrictions (i) existing under this Agreement, (ii) in the NewPageHoldCo PIK Note Documents, the NewPageCo First Lien Term Loan Documents, the Senior Secured Floating Rate Notes Documents, the Senior Secured Fixed Rate Notes Documents, the Senior Subordinated Notes Documents as in effect on the Closing Date or as modified in accordance with this Agreement, (iii) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (iv) in agreements evidencing Indebtedness permitted by Section 6.1(p) that impose restrictions on the Foreign Subsidiary obligated on such Indebtedness, (v) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, asset or stock sale agreements, joint venture agreements and similar agreements otherwise permitted hereunder, entered into in the ordinary course of business, (vi) in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis, (vii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (viii) in any instrument governing Indebtedness of Capital Stock of a Person acquired by NewPageHoldCo of one of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued in connection with or in contemplation of such acquisition), so long as the encumbrance or restriction thereunder is not applicable to any Person, or the properties or assets of any Person, other than the Person or property or assets of the Person so acquired, (ix) arising under applicable laws, rules, regulations or orders, and (x) any encumbrance or restriction imposed by any amendments, modifications, restatements, increases, supplements, refundings, replacements, or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (ix) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of NewPageCo, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing

6.7.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)   Investments in Cash and Cash Equivalents and, in the case of any Subsidiary of NewPageHoldCo organized or operating in any country that is a member of the Organization for Economic Development,  Foreign Cash Equivalents with respect to such country;

(b)   (i) Investments owned as of the Closing Date in any Subsidiary; (ii) Investments made after the Closing Date in any Wholly-Owned Guarantor Subsidiary, and (iii) Investments made after the Closing Date in any Subsidiary of NewPageCo that is not a Guarantor Subsidiary that, together with Indebtedness under Section 6.1(b)(ii) and the proviso of 6.1(h) does not exceed $5,000,000 at any time in the aggregate;

(c)   Investments (i) received in satisfaction or partial satisfaction of delinquent accounts and disputes with customers or suppliers of such Person in the ordinary course of business; (ii) acquired as a result of foreclosure of a Lien securing an Investment or the transfer of the assets subject to such Lien in lieu of foreclosure and (iii) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of NewPageHoldCo and its Subsidiaries;

(d)   intercompany loans to the extent permitted under Section 6.1(b);

(e)   Consolidated Capital Expenditures permitted by Section 6.8(e);

(f)   loans and advances to employees of NewPageHoldCo and its Subsidiaries made in the ordinary course of business not to exceed $3,000,000 in the aggregate at any one time outstanding and payroll, travel and similar advances to employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g)   Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h)   Investments described in Schedule 6.7 and renewals or extensions of any such Investment to the extent not involving any additional Investments other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case pursuant to the terms of such Investments as in effect on the date of this Agreement;

(i)   extensions of credit to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers’ compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of NewPageCo and its Subsidiaries prepared in accordance with GAAP;

(j)   Investments constituting non-Cash consideration received by NewPageCo or any of its Subsidiaries in connection with permitted Asset Sales and other sales and dispositions permitted under Section 6.9;

(k)   Investments under Hedge Agreements to the extent permitted under Section 6.1 and Investments under the Commodities Hedge Agreement;

(l)   Investments consisting of loans by NewPageCo to NewPageHoldCo for purposes otherwise permitted under Section 6.5 to be distributed to NewPageHoldCo;

(m)   loans, guarantees of loans, advance, and other extensions of credit to current and former officers, directors, employees, and consultants of NewPageHoldCo, a Subsidiary of NewPageHoldCo, or a direct or indirect parent of NewPageHoldCo for the purpose of permitting such Persons to purchase Capital Stock of NewPageCo, NewPageHoldCo or any direct or indirect parent of NewPageHoldCo, not to exceed $4,000,000 in aggregate outstanding at any time;

(n)   purchases of the Rumford JV Interests for aggregate consideration for all such purchases not to exceed $50,000,000;

(o)   Investments resulting from a Permitted Acquisition, which Investments at the time of such acquisition were held by the acquired Person and were not acquired in contemplation of the acquisition of such Person;

(p)   other Investments in an aggregate amount not to exceed at any time $10,000,000;

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8.   Financial Covenants.

(a)   Interest Coverage Ratio.  For any Fiscal Quarter during which Excess Availability during any ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $40,000,000, then NewPageHoldCo shall not permit the Interest Coverage Ratio as of the last day of such Fiscal Quarter, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest Coverage Ratio

3rd Fiscal Quarter 2005 through and including 4th Fiscal Quarter 2006	2.00:1.00

1st Fiscal Quarter 2007 through and including 3rd Fiscal Quarter 2008	2.25:1.00

4th Fiscal Quarter 2008 and each Fiscal Quarter thereafter	2.50:1.00

(b)   Fixed Charge Coverage Ratio.  For any Fiscal Quarter during which Excess Availability during any ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $40,000,000, then NewPageHoldCo shall not permit the Fixed Charge Coverage Ratio as of the last day of such Fiscal Quarter, to be less than 1.00:1.

(c)   Total Leverage Ratio.  For any Fiscal Quarter during which Excess Availability during any ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $40,000,000, then NewPageHoldCo shall not permit the Total Leverage Ratio as of the last day of such Fiscal Quarter, to exceed the correlative ratio indicated:

Fiscal Quarter	Total Leverage Ratio

3rd Fiscal Quarter 2005	6.00:1.00

4th Fiscal Quarter 2005	6.00:1.00

1st Fiscal Quarter 2006	6.00:1.00

2nd Fiscal Quarter 2006	5.75:1.00

3rd Fiscal Quarter 2006	5.50:1.00

4th Fiscal Quarter 2006	5.00:1.00

1st Fiscal Quarter 2007	5.00:1.00

2nd Fiscal Quarter 2007	5.00:1.00

3rd Fiscal Quarter 2007	5.00:1.00

4th Fiscal Quarter 2007	4.75:1.00

1st Fiscal Quarter 2008	4.75:1.00

2nd Fiscal Quarter 2008	4.75:1.00

3rd Fiscal Quarter 2008	4.75:1.00

4th Fiscal Quarter 2008	4.50:1.00

1st Fiscal Quarter 2009	4.50:1.00

2nd Fiscal Quarter 2009	4.50:1.00

3rd Fiscal Quarter 2009 and each Fiscal Quarter thereafter	4.25:1.00

(d)   Senior Leverage Ratio.  For any Fiscal Quarter during which Excess Availability during any ten (10) consecutive Business Days in such Fiscal Quarter shall be less than $40,000,000, then NewPageHoldCo shall not permit the Senior Leverage Ratio as of the last day of such Fiscal Quarter, to exceed the correlative ratio indicated:

Fiscal Quarter	Senior Leverage Ratio

3rd Fiscal Quarter 2005	3.00:1.00

4th Fiscal Quarter 2005	3.00:1.00

1st Fiscal Quarter 2006	3.00:1.00

2nd Fiscal Quarter 2006	2.75:1.00

3rd Fiscal Quarter 2006	2.75:1.00

4th Fiscal Quarter 2006	2.50:1.00

1st Fiscal Quarter 2007	2.50:1.00

2nd Fiscal Quarter 2007	2.25:1.00

3rd Fiscal Quarter 2007	2.25:1.00

4th Fiscal Quarter 2007	2.00:1.00

1st Fiscal Quarter 2008	2.00:1.00

2nd Fiscal Quarter 2008	2.00:1.00

3rd Fiscal Quarter 2008	2.00:1.00

4th Fiscal Quarter 2008 and each Fiscal Quarter thereafter	1.75:1.00

(e)   Maximum Consolidated Capital Expenditures.  NewPageHoldCo shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for NewPageHoldCo and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, that (x) if the aggregate amount of Consolidated Capital Expenditures for any Fiscal Year shall be less than the amount set forth in the table below for such Fiscal Year (before any carryover), then such shortfall may be added to the amount of Consolidated Capital Expenditures permitted for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such year before any carryover:

Fiscal Year	Consolidated Capital Expenditures

2005	$140,000,000

2006	$175,000,000

2007	$225,000,000

2008 and each Fiscal Year thereafter	$150,000,000

If at the end of any Fiscal Quarter the Total Leverage Ratio as of the end of such Fiscal Quarter shall be 3.50:1 or less then NewPageCo and its Subsidiaries may make or incur Consolidated Capital Expenditures during such Fiscal Quarter in addition to those otherwise permitted by this Section 6.8(e).

(f)   Certain Calculations.  With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for purposes of determining the Applicable Margin or Applicable Commitment Fee Percentage), Consolidated Adjusted EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Parent)  using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of NewPageHoldCo and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

(g)   Right to Cure.  Notwithstanding anything to the contrary contained in this Section 6.8, in the event that any Credit Party would otherwise be in default of any financial covenant set forth in this Section 6.8, until the 10th day subsequent to delivery of the related Compliance Certificate, NewPageHoldCo shall have the right, but in any event no more than (i) two (2) times in any twelve-month period and (ii) four (4) times from the Closing Date to the date of determination, to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of NewPageHoldCo (which proceeds and contributions will be contributed to the common equity capital of NewPageCo), in either case in an aggregate amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with all the applicable financial covenants and (b) $25,000,000, (collectively, the “Cure Right”), and upon the receipt by NewPageCo of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such financial covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)   Consolidated Adjusted EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(ii)   if, after giving effect to the foregoing recalculations, the Credit Parties shall then be in compliance with the requirements of all financial covenants set forth in this Section 6.8, the Credit Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured for all purposes of the Agreement; and

(iii)   to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Senior Leverage Ratio or the Total Leverage Ratio for the period with respect to which such Compliance Certificate applies.

(h)   Notwithstanding anything to the contrary set forth in this Section 6.8, in no event shall the financial covenants set forth in clauses (a), (b), (c) or (d) be tested for any Fiscal Quarter ending prior to NewPageHoldoCo’s Fiscal Quarter ending September 30, 2005.

6.9.   Fundamental Changes; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, supplies, intellectual property, materials and equipment and Capital Expenditures in the ordinary course of business) the business, or all or substantially all of the property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)   any Subsidiary of NewPageCo may be merged with or into NewPageCo or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to NewPageCo or any Guarantor Subsidiary; provided, in the case of such a merger, NewPageCo or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person and any Subsidiary of NewPageHoldCo which is not a Guarantor Subsidiary may be merged with or into any Wholly-Owned Subsidiary which is not a Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions to any Wholly-Owned Subsidiary which is not a Guarantor Subsidiary;

(b)   sales, leases, licenses or other dispositions of assets that do not constitute Asset Sales and sales of equipment that is obsolete, worn-out, condemned or no longer used or useful in the business of NewPageHoldCo, NewPageCo or any of its Subsidiaries;

(c)   Asset Sales by NewPageCo or any of its Subsidiaries, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) do not exceed $200,000,000 in the aggregate for all such Asset Sales from and after the Closing Date; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of NewPageCo (or similar governing body)), (2) no less than 80% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14;

(d)   Permitted Acquisitions, the consideration for which constitutes less than $150,000,000 in the aggregate from the Closing Date to the date of determination;

(e)   Investments made in accordance with Section 6.7; and

(f)   prior to receipt of notice from the Collateral Agent given after the occurrence of an Event of Default, the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business consistent with past practice.

6.10.   Disposal of Subsidiary Interests.  Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11.   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed) having a fair market value in excess of $25,000,000 in the aggregate for all such property subjected to any lease described in this Section, whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than NewPageHoldCo or any other Credit Party), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than NewPageHoldCo or any other Credit Party) in connection with such lease.

6.12.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of NewPageHoldCo or any of its Subsidiaries, on terms that are less favorable to NewPageHoldCo or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between NewPageCo and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of NewPageHoldCo and its Subsidiaries; (c) compensation arrangements for officers and other employees of NewPageHoldCo and its Subsidiaries entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; (e) reimbursement of expenses on or about the Closing Date incurred by Sponsor or its Affiliates in connection with the Paper Business Acquisition; (f) the transactions pursuant to the Fiber Supply Agreements; (g) the transactions pursuant to the Transition Services Agreement; and (h) the transactions pursuant to the Allocation and Services Agreement.

6.13.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

6.14.   Permitted Activities of NewPageHoldCo.  NewPageHoldCo shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of NewPageCo, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries except as permitted under Section 6.9; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than NewPageCo; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15.   Amendments or Waivers of Certain Related Agreements.  Except as otherwise provided in the Intercreditor Agreement, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Closing Date if the effect of such amendment, restatement, supplement, modification or waiver would be adverse to any Credit Party or Lender (or in the case of the Purchase Agreement or Fiber Supply Agreements, materially adverse to any Credit Party or Lender) without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16.   Amendments or Waivers of with respect to NewPageHoldCo PIK Note Documents or Senior Subordinated Notes Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Subordinated Notes Indebtedness or NewPageHoldCo PIK Note Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Subordinated Notes Indebtedness or NewPageHoldCo PIK Note Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof) or any NewPageHoldCo PIK Note Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Subordinated Notes Indebtedness (or a trustee or other representative on their behalf) or the NewPageHoldCo PIK Note Indebtedness which would be adverse to any Credit Party or Lenders.

6.17.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if the obligations of any Guarantor under this Section 7.1 would, in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, otherwise be held or determined to be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law on account of the amount of its liability under this Section 7.1, then the amount of such liability shall, without further action by such Guarantor, or any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Obligations.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of NewPageCo to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C.  § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for NewPageCo’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against NewPageCo for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)   this Guaranty is a guaranty of payment when due and not of collectability.  This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between NewPageCo and any Beneficiary with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of NewPageCo and the obligations of any other guarantor (including any other Guarantor) of the obligations of NewPageCo, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against NewPageCo or any of such other guarantors and whether or not NewPageCo is joined in any such action or actions;

(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against NewPageCo or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of NewPageHoldCo or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which NewPageCo may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against NewPageCo, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from NewPageCo, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of NewPageCo or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of NewPageCo or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of NewPageCo or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence, willful misconduct, or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to NewPageCo and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.   Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against NewPageCo or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against NewPageCo with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against NewPageCo, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against NewPageCo or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against NewPageCo, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of NewPageCo or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof. Notwithstanding the foregoing, to the extent that any Guarantor makes a payment under Section 7.1 and also is obligated to the Borrower or any Contributing Guarantor on any Account or other Indebtedness of NewPageCo or any Guarantor and the Collateral Agent holds the first Lien with respect to such Account or other Indebtedness, the Guarantor making such payment shall be entitled to offset and reduce the amount of such intercompany Indebtedness on a dollar-for-dollar basis up to the amount of its payment, notwithstanding the fact that such intercompany Indebtedness may represent Collateral hereunder.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled.  Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or NewPageCo.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or NewPageCo or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of NewPageCo.  Any Credit Extension may be made to NewPageCo or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of NewPageCo at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of NewPageCo.  Each Guarantor has adequate means to obtain information from NewPageCo on a continuing basis concerning the financial condition of NewPageCo and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of NewPageCo and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of NewPageCo now known or hereafter known by any Beneficiary.

7.11.   Bankruptcy, etc.  (a)  So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against NewPageCo or any other Guarantor.  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of NewPageCo or any other Guarantor or by any defense which NewPageCo or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve NewPageCo of any portion of such Guaranteed Obligations.  Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by NewPageCo, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by NewPageCo to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in

Section 8.1(a)) with an aggregate principal amount of $10,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)   Breach of Certain Covenants.  (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6 or Section 5.2(i); (ii) failure of any Credit Party to perform or comply with any term or condition contained in Section 6.8 (after giving effect to Section 6.8(g)), or (iii) failure of any Credit Party to perform or comply with any term or condition contained in Section 5.17 or Section 6 (other than Section 6.8) and such failure shall not have been remedied, cured, reversed or waived within ten (10) days after the earlier of (A) receipt by Company of written notice from Administrative Agent or the Requisite Lenders of such failure or (B) a Senior Officer having knowledge of such failure; provided, that the Credit Parties may not remedy, cure, reverse or waive such failure if such failure was made intentionally with the knowledge by any Senior Officer that such failure was prohibited at the time thereof ;or

(d)   Breach of Representations, etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made and such breach shall not have been remedied, cured, reversed or waived within ten (10) days after the earlier of (i) receipt by NewPageCo of written notice from Administrative Agent or the Requisite Lenders of the foregoing or (ii) a Senior Officer having knowledge of such failure; provided, that the Credit Parties may not remedy, cure, reverse or waive such breach if such breach was made intentionally with the knowledge by any Senior Officer that such representation or warranty was false at the time made; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) a Senior Officer having knowledge of such default or (ii) receipt by NewPageCo of notice from Administrative Agent or the Requisite Lenders of such default;  provided, however, that such thirty day cure period shall be extended by an additional 10 days, for a total of 40 days, if (A) such default cannot be cured by the payment of money and (B) such Credit Party promptly takes action reasonably designed to achieve a cure within the initial thirty days and thereafter diligently and continuously pursues such cure (it being agreed and understood that during such cure period any such default shall not constitute an Event of Default); or

(f)   Involuntary Bankruptcy; Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of NewPageHoldCo or Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of NewPageHoldCo or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, etc.  (i) NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo shall make any assignment for the benefit of creditors; or (ii) NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)   Judgments and Attachments.  One or more money judgments, writs or warrants of attachment or similar process involving an amount in the aggregate in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against NewPageHoldCo or any Significant Subsidiary of NewPageHoldCo or any group of Subsidiaries constituting a Significant Subsidiary of NewPageHoldCo or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)   Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)   Employee Benefit Plans.  There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of NewPageHoldCo, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term hereof; or

(k)   Change of Control.  A Change of Control shall occur; or

(l)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral with a value in the aggregate in excess of $500,000 purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m)   Subordination Provisions.  failure by any holder of Senior Subordinated Notes Indebtedness (or any such holder’s representative or agent) to comply in any material respect with, or any breach in any material respect by any such Person of, any of the subordination terms or conditions with respect to such Senior Subordinated Notes Indebtedness, or NewPageHoldCo or any Credit Party shall make any payment in violation of any such subordination terms;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to NewPageCo by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct NewPageCo to pay (and NewPageCo hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for NewPageCo’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

SECTION 9.   COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

9.1.   Accounts and Account Collections.

(a)   NewPageCo and each Borrowing Base Guarantor shall notify Collateral Agent promptly of:  (i) any material delay in the performance by NewPageCo or any Borrowing Base Guarantor of any of their material obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Credit Party relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to any Credit Party’s knowledge, would result in any Account no longer constituting an Eligible Account, in each of the foregoing cases to the extent the outstanding amount of the Accounts affected thereby exceeds $500,000 in the aggregate.  NewPageCo and each Borrowing Base Guarantor hereby agree not to grant, or permit its Subsidiaries to grant, to any Account Debtor any credit, discount, allowance or extension, or to enter into any agreement for any of the foregoing, without Collateral Agent’s consent, not to be unreasonably withheld or delayed, except in the ordinary course of business in accordance with practices and policies previously disclosed in writing to Collateral Agent.  So long as no Event of Default exists or has occurred and is continuing, NewPageCo and its Subsidiaries and each Borrowing Base Guarantor may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor.  At any time that an Event of Default exists or has occurred and is continuing, Collateral Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors of any Credit Party or grant any credits, discounts or allowances.

(b)   With respect to each Account:  (i) the amounts shown on any invoice delivered to Collateral Agent or schedule thereof delivered to Collateral Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments immediately delivered to Collateral Agent pursuant to the terms of this Agreement or any applicable Collateral Document (to the extent so required), (iii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reflected in the reporting of the Borrowing Base or otherwise reported to the Collateral Agent, in accordance with the terms of this Agreement, and (iv) none of the transactions giving rise thereto will violate any applicable laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)   Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, and may communicate directly with any Account Debtor, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, e-mail, facsimile transmission or otherwise.  To facilitate the exercise of the right described in the immediately preceding sentence, NewPageCo hereby agrees to provide Collateral Agent upon request the name and address of each Account Debtor of NewPageCo or any Borrowing Base Guarantor or its Subsidiaries.

(d)   NewPageCo shall establish and maintain, at its sole expense, and shall cause each Guarantor to establish and maintain, at its sole expense blocked accounts or lockboxes and related deposit accounts (in each case, “Blocked Accounts”), as Collateral Agent may specify, with such banks as are acceptable to Collateral Agent into which NewPageCo and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Credit Parties.  NewPageCo and

Guarantors shall deliver, or cause to be delivered, to Collateral Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of NewPageCo or any Guarantor is maintained, and by each bank where any other deposit account is from time to time maintained.  NewPageCo shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Collateral Agent may require in connection with such Blocked Accounts and such Deposit Account Control Agreements.  Except as permitted by Section 9.1(e)(iii), NewPageCo and Guarantors shall not establish any deposit accounts after the Closing Date, unless NewPageCo or Guarantor (as applicable) have complied in full with the provisions of this Section 9.1 with respect to such deposit accounts.  After the occurrence and during the continuance of a Cash Dominion Trigger Event NewPageCo agrees that all payments made to such Blocked Accounts or other funds received and collected by Collateral Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Collateral Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Collateral Agent and Lenders to the extent of the then outstanding Obligations.

(e)   NewPageCo and each Guarantor shall maintain a cash management system which is acceptable to the Administrative Agent and the Collateral Agent (the “Cash Management System”).  The Cash Management System shall contain, among other things, the following:

(i)   With respect to the Blocked Accounts of NewPageCo and such Guarantors as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, pursuant to the applicable Deposit Account Control Agreement, to forward daily all amounts in each Blocked Account to one Blocked Accounts designated as concentration account in the name of NewPageCo (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for NewPageCo (the “Concentration Account Bank”), which, on the Closing Date, shall be account #695210443 maintained by JPMorgan Chase Bank, N.A.   The Concentration Account Bank shall agree, pursuant to the applicable Deposit Account Control Agreement from and after the receipt of a notice (an “Activation Notice”) from the Collateral Agent (which Activation Notice may only be given after the occurrence and during the continuance of a Cash Dominion Trigger Event), to forward daily all amounts in the Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Collateral Agent;

(ii)   With respect to the Blocked Accounts of such Guarantors as the Collateral Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree, from and after the receipt of an Activation Notice from the Collateral Agent (which Activation Notice may be given by Collateral Agent at any time after the occurrence and during the continuance of a Cash Dominion Trigger Event), to forward all amounts in each Blocked Account to the applicable Collection Account and to commence the process of daily sweeps from such Blocked Account into the Collection Account;

(iii)   Any provision of this Section 9.1 to the contrary notwithstanding, (A) Credit Parties may maintain payroll accounts and trust accounts that are not a part of the Cash Management Systems provided that no Credit Party shall accumulate or maintain cash in such accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements and (B) Credit Parties main maintain local cash accounts that are not a part of the Cash Management Systems which in the aggregate do not at any time contain funds in excess of $2,500,000.

(f)   The Collateral Agent shall apply all funds received in the Collection Account on a daily basis to the repayment (by transferring same to the account of or pursuant to direction of Administrative Agent) of (i) first, fees and reimbursable expenses of Agents then due and payable; (ii) second, to interest then due and payable on all Loans, (iii) third, Overadvances, (iv) fourth, the Swing Line Loans, (v) fifth, Base Rate Loans, (vi) sixth, Eurodollar Rate Loans, together with all accrued and unpaid interest thereon (excluding Eurodollar Rate Loans (A) with respect to which the application of such payment would result in the payment of the principal prior to the last day of the relevant Interest Period and (B) which NewPageCo elects to continue pursuant to Section 2.8(b)), and (vii) last, other amounts which are due, in each case without a reduction in the Revolving Commitments; all further funds received in any of the Collection Account shall, unless an Event of Default has occurred and is continuing, be transferred or applied by the Collateral Agent in accordance with the directions of NewPageCo or the respective other Credit Party.  If an Event of Default has occurred and is continuing, the Collateral Agent shall not transfer or apply any such funds from the Collection Account in accordance with such directions unless the Administrative Agent and the Collateral Agent determine to release such funds to NewPageCo.  Absent any such determination by the Administrative Agent and the Collateral Agent, all such funds in the Collection Account shall be transferred to the Cash Collateral Account to be applied to the Eurodollar Rate Loans on the last day of the relevant Interest Period of such Eurodollar Rate Loan or to the Obligations as they come due (whether at stated maturity, by acceleration or otherwise).  If consented to by the Administrative Agent, the Collateral Agent and the Requisite Lenders, such funds in the Cash Collateral Account may be released to NewPageCo.

(g)   NewPageCo and its directors, employees, agents and other Affiliates and Borrowing Base Guarantors shall, acting as trustee for Collateral Agent, receive, as the property of Collateral Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts, Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Collateral Agent.  In no event shall the same be commingled with NewPageCo’s own funds.  NewPageCo agrees to reimburse Collateral Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or Person involved in the transfer of funds to or from the Blocked Accounts arising out of Collateral Agent’s payments to or indemnification of such bank or Person.

9.2.   Inventory.  With respect to the Inventory:  (a) NewPageCo and Borrowing Base Guarantors shall at all times maintain records of Inventory reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or NewPageCo, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct desktop collateral appraisals of the financial affairs and Collateral of the Credit Parties, and NewPageCo shall cooperate fully with the Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process; (c) the Credit Parties shall cooperate fully with the Collateral Agent and its agents during all desktop collateral appraisals and Inventory Appraisals each of which shall be at the expense of NewPageCo and each of which shall be conducted annually (i.e. one desktop appraisal per annum and one Inventory Appraisal per annum), or, following the occurrence and during the continuation of an Event of Default or when the Total Utilization of Revolving Commitments shall exceed the Revolving Commitments or the Borrowing Base then in effect, more frequently at Collateral Agent’s reasonable request; (d) neither NewPageCo nor any Borrowing Base Guarantor shall sell Inventory to any customer on approval, or any other basis which entitles the customer to return (except for the right of customers for Inventory which is defective or non-conforming) or may obligate any Credit Party to repurchase such Inventory; and (e) NewPageCo and each Borrowing Base Guarantor shall keep the Inventory in good and marketable condition.  In addition to the other provisions of this Section 9, the Collateral Agent shall have the right to conduct such collateral audits as it may determine appropriate; provided at any time when no Event of Default shall have occurred and be continuing the Collateral Agent shall not conduct more than three such collateral audits in any calendar year.

SECTION 10.   AGENTS

10.1.   Appointment of Agents.  GSCP and UBSS are hereby appointed Co-Syndication Agents hereunder, and each Lender hereby authorizes each Co-Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents.  GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents.  JPMorgan Chase Bank, N.A. is hereby appointed Collateral Agent hereunder, and each Lender hereby authorizes Collateral Agent to act as its agent in accordance with the terms hereof and the other Credit Documents.  Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 10 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for NewPageHoldCo or any of its Subsidiaries.  Each of Co-Syndication Agents, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.  As of the Closing Date, neither GSCP nor UBSS, in their capacity as Co-Syndication Agents, shall have any obligations but shall be entitled to all benefits of this Section 10.

10.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.  Each Lender irrevocably authorizes the Collateral Agent to execute and deliver the Intercreditor Agreement and the Cash Management Intercreditor Agreement and to take such action, and to exercise the powers, rights and remedies granted to the Collateral Agent thereunder and with respect thereto.

10.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent or any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for NewPageHoldCo and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5).

(c)  Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.3 and of Section 10.6 shall apply to any the Affiliates of

Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.3 and of Section 10.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

10.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with NewPageHoldCo or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from NewPageCo for services in connection herewith and otherwise without having to account for the same to Lenders.

10.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of NewPageHoldCo and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of NewPageHoldCo and its Subsidiaries.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement and funding its Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

10.6.   Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

10.7.   Successor Administrative Agent and Swing Line Lender.  Administrative Agent and Collateral Agent (or either of them) may resign at any time by giving thirty days’ prior written notice thereof to Lenders and NewPageCo, and Administrative Agent and Collateral Agent (or either of them) may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to NewPageCo and Administrative Agent or Collateral Agent, as applicable, and signed by Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to NewPageCo, to appoint a successor Administrative Agent and/or Collateral Agent, provided that so long as no Event of Default then exists such successor shall have been approved in writing by NewPageCo which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Administrative Agent or Collateral Agent, as applicable, that successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent, as applicable, and the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall promptly (i) transfer to such successor Administrative Agent or Collateral Agent, as applicable, all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent, as applicable, under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent or Collateral Agent, as applicable, such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent, as applicable, of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as Administrative Agent or Collateral Agent, as applicable, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent hereunder hereunder.  Any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (a) NewPageCo shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to NewPageCo for cancellation, and (c) NewPageCo shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.

10.8.   Collateral Documents and Guaranty.

(a)   Agents under Collateral Documents and Guaranty.  Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.  Subject to Section 11.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented.

(b)   Right to Realize on Collateral and Enforce Guaranty.  Anything contained in any of the Credit Documents to the contrary notwithstanding, NewPageCo, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

10.9.   Overadvances.  Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swing Line Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to NewPageCo on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swing Line Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders (other than Sponsor Affiliated Lenders), except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swing Line Loans or provide such additional Letters of Credit on behalf of Lenders (each an “Overadvance” and collectively, the “Overadvances”), intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the Overadvances to NewPageCo which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed the amount equal to $15,000,000 million outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) without the consent of all Lenders (other than Sponsor Affiliated Lenders), (i) no Overadvance shall be outstanding for more than sixty (60) days and

(ii) after all Overadvances have been repaid, Administrative Agent shall not make any additional Overadvance unless sixty (60) days or more have elapsed since the last date on which any Overadvance was outstanding and (c) Administrative Agent shall be entitled to recover such funds, on demand from NewPageCo together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate provided for in Section 2.10.  Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Share of any such Overadvance provided, that Administrative Agent is acting in accordance with the terms of this Section 10.9.  All Overadvances shall be secured by Collateral.

10.10.   Collateral Matters.  Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the making of Loans hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to NewPageCo pursuant to the terms of this Agreement or any of the other Credit Documents consisting of costs, fees and expenses and payments to any Issuing Bank (provided, that in no event shall (i) Special Agent Advances for such purpose exceed the amount equal to $15,000,000 million in the aggregate outstanding at any time less the then outstanding Overadvances under Section 10.9 hereof and (ii) Special Agent Advances plus the Revolving Exposure exceed the Lenders’ Commitment at the time of such Event of Default or cause any Lender’s Revolving Exposure to exceed such Lender’s Revolving Loan Commitment at the time of such Event of Default).  Special Agent Advances shall be repayable on demand and be secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Administrative Agent shall notify each Lender and NewPageCo in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance.  Each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Effective Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Administrative Agent’s option based on the arithmetic mean determined by Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Administrative Agent) and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest interest rate provided for in Section 2.8(a).  Special Agent Advances shall bear interest at the rate applicable to Base Rate Loans.

10.11.   Withholding Tax.  To the extent required by any applicable law, Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 11.   MISCELLANEOUS

11.1.   Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Co-Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States certified or registered mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.3(c) hereto as designated by the Administrative Agent from time to time.

11.2.   Expenses.  Whether or not the transactions contemplated hereby shall be consummated, NewPageCo agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for NewPageCo and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by NewPageCo; (d) all the actual and reasonable costs and expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents, and the costs and expenses of the Collateral Agent with respect to collateral audits conducted by the Collateral Agent not more than three times in any calendar year (or in the event an Event of Default shall have occurred and be continuing, with such frequency as the Collateral Agent may determine); (e) all the actual and reasonable costs, fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual and reasonable costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Revolving Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. The expenses with respect to the appraisals described in Section 5.17(g) and Section 9.2(c) and conducted at times when no Event of Default shall exist shall not exceed $125,000 per annum.

11.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (if requested by the Indemnitees and subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the Issuing Bank and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent and each Lender and the Issuing Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)   To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and NewPageHoldCo and NewPageCo hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.4.   Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.  Administrative Agent and each Lender agree promptly to notify NewPageCo after any such set-off and application made by such Person; provided, that failure to provide such notice does not affect the validity of any such set-off or create any liability against the Administrative Agent, the Collateral Agent or any Lender.

11.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent; Supermajority Lenders’ Consent.  Subject to Section 11.5(b) and 11.5(c), (i) except as set forth in clause (ii), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and (ii) no amendment, modification, termination or waiver with respect to the definition of “Borrowing Base”, “Cost”, “Eligible Inventory”, “Eligible Accounts, “Net Recovery Cost Percentage”, “Reserves” or Section 2.24 which has or would have the effect of making more credit available under this Agreement, shall in any event be effective without the written concurrence of the Supermajority Lenders.

(b)   Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender and other than any Sponsor Affiliated Lenders) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Loan or Note;

(ii)   waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)   extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv)   reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(v)   extend the time for payment of any such interest or fees;

(vi)   reduce or forgive the principal amount of any Loan or any reimbursement obligations in respect of any Letter of Credit;

(vii)   amend, modify, terminate or waive any provision of Section 2.16(c), 2.17, this Section 11.5(b) or Section 11.5(c) or Section 7.2 of the Pledge and Security Agreement;

(viii)   amend the definition of “Requisite Lenders” “Supermajority Lenders” or “Pro Rata Share”; provided, with the consent of Supermajority Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders”, “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix)   release, or subordinate the Collateral Agent’s lien in, all or substantially all of the Collateral or release all or substantially all of the Guarantors from the Guaranty, except in each case as expressly provided in the Credit Documents; or

(x)   consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as otherwise provided herein.

(c)   Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)   amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)   amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank; or

(iv)   amend, modify, terminate or waive any provision of Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)   Execution of Amendments, etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e)   Sponsor Affiliated Lender. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, in no event shall any Sponsor Affiliated Lender be entitled: (i) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Credit Document, (ii) to require any Agent or other Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document, (iii) otherwise vote on any matter related to this Agreement or any other Credit Document, (iv) attend any meeting with any Agent or Lender or receive any information from any Agent or Lender or (v) make or bring any claim, in its capacity as Lender, against the Agent with respect to the fiduciary duties of the any Agent or Lender and the other duties and obligations of the Administrative Agent hereunder; provided, however, no amendment, modifications or waiver shall deprive any Sponsor Affiliate Lender of its Pro Rata Share of any payments to which the Lenders are entitled to share on a pro rata basis hereunder.

11.6.   Successors and Assigns; Participations.

(a)   Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (other than Sponsor Affiliated Lenders).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.  NewPageCo, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Revolving Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 11.6(d).  Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to NewPageCo and a copy of such Assignment Agreement shall be maintained.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.

(c)   Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations owing to it (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Revolving Commitments):

(i)   to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to NewPageCo and Administrative Agent; and

(ii)   to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to GSCP), consented to by each of NewPageCo and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of NewPageCo, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 11.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by NewPageCo and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of Revolving Commitments and Revolving Loans.

In addition to the consents, if any, required by the preceding provisions of this Section 11.6(c), each assignment by a Lender of all or a portion of its Revolving Commitment shall require the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed).

(d)   Mechanics.  Assignments and assumptions of Revolving Loans and Revolving Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c).

(e)   Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Revolving Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Revolving Commitments Loans or any interests therein shall at all times remain within its exclusive control).

(f)   Effect of Assignment.  Subject to the terms and conditions of this Section 11.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Revolving Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding,, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z)such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon NewPageCo shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitment and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)   Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (other than NewPageHoldCo, any of its Subsidiaries or any of its Affiliates) in all or any part of its Revolving Commitments, Loans or in any other Obligation.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder, or to consent to any action to be taken or omitted hereunder by such Lender, except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement (except as otherwise expressly permitted by a Credit Document) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.  NewPageCo agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with NewPageCo’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless NewPageCo is notified of the participation sold to such participant and such participant agrees, for the benefit of NewPageCo, to comply with Section 2.20 as though it were a Lender and Section 2.20 is applied to such Participant as if such Participant were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)   Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 11.6, any Lender may, without the consent of NewPageCo or the Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between NewPageCo and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder, until such time as such Federal Reserve Bank, pledgee or trustee has complied with the provisions of this Section 11.6 regarding assignments.

11.7.   Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.2, 11.3 and 11.4 and the agreements of Lenders set forth in Sections 2.17, 10.3(b) and 10.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

11.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.11.   Severability.  In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to the final paragraph of Section 8 and Section 10.8(b) or as otherwise expressly provided in this Agreement, each Lender shall be entitled to protect and enforce its rights arising hereunder and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.13.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.14.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

11.15.   CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR TO ANY OTHER CREDIT DOCUMENT, OR TO ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE

CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.16.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.17.   Confidentiality.  Each Lender shall hold all non-public information regarding NewPageCo and its Subsidiaries and their businesses identified as such by NewPageCo and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by NewPageCo that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein (provided, such advisors are advised of and agree to be bound by the provisions of this Section 11.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify NewPageCo of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

11.18.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, NewPageCo shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and NewPageCo to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to NewPageCo.

11.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

11.20.   Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by NewPageCo and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

11.21.   Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies NewPageCo that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies NewPageCo, which information includes the name and address of NewPageCo and other information that will allow such Lender or Administrative Agent, as applicable, to identify NewPageCo in accordance with the Act.

11.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEWPAGE CORPORATION

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

NEWPAGE HOLDING CORPORATION

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

CHILLICOTHE PAPER, INC.

WICKLIFFE PAPER COMPANY

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

ESCANABA PAPER COMPANY

MEADWESTVACO MARYLAND, INC. (to be named LUKE PAPER COMPANY)
MEADWESTVACO OXFORD CORPORATION (to be named RUMFORD PAPER COMPANY)

MEADWESTVACO ENERGY SERVICES LLC (to be named NEWPAGE ENERGY SERVICES LLC)

UPLAND RESOURCES, INC.

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: President

RUMFORD COGENERATION INC.
RUMFORD FALLS POWER COMPANY

By:	/s/ Peter H. Vogel
Name: Peter H. Vogel
Title: Chief Executive Officer

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent, Joint Lead Arranger, Co-Syndication Agent, Swing Line Lender and a Lender

By:	/s/William W. Archer
Authorized Signatory

UBS SECURITIES LLC,
as Co-Syndication Agent and Joint Lead Arranger

By:	/s/ Eric H. Coombs
Name: Eric H. Coombs
Title: Managing Director

By:	/s/ Olivero O. Trumbo II
Name: Olivero O. Trumbo II
Title: Director

JPMORGAN CHASE BANK, N.A.
as Collateral Agent, Issuing Bank and a Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Vice President

WACHOVIA CAPITAL MARKETS, LLC
as Co-Syndication Agent

By:	/s/ [illegible]
Name:
Title: Director

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ Wilfred V. Saint
Name: Wilfred V. Saint
Title: Director Banking Products Services, US

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director Banking Products Services, US

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ [illegible]
Name:
Title: Director

BANK OF AMERICA, N.A.,
As Documentation Agent and as a Lender

By:	/s/ Jang S. Kim
Name: Jang S. Kim
Title: Vice President